UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Helix Energy Solutions Group Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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HELIX ENERGY SOLUTIONS GROUP, INC.
400 North Sam Houston Parkway East
Houston, Texas 77060
Telephone: (281) 618-0400
April 1, 2010
Dear Shareholder:
     You are cordially invited to join us for our 2010 Annual Meeting of shareholders to be held on Wednesday, May 12, 2010 at 10:00 a.m. at the Crowne Plaza Houston North Greenspoint Hotel, 425 North Sam Houston Parkway East, Houston, Texas 77060. Beginning at 9:30 a.m., employees and officers will be available to provide information about 2009 developments.
     The materials following this letter include the formal Notice of Annual Meeting of shareholders and the proxy statement. The proxy statement describes the business to be conducted at the meeting, including the election of three directors and the ratification of the appointment of Ernst & Young LLP as our independent auditors for the 2010 fiscal year. At the meeting, we will also report on industry matters of current interest to our shareholders, and you will have an opportunity to meet with some of our directors and officers.
     We have elected to furnish proxy materials to shareholders on the Internet pursuant to rules adopted by the Securities and Exchange Commission. We believe these rules enable us to provide you with the information you need, while making delivery more efficient, more cost effective and more environmentally friendly. In accordance with these rules, we have sent a Notice of Availability of Proxy Materials to each of our shareholders.
     Beginning this year, your vote is especially important because of a recent regulatory change. In 2009, the Securities and Exchange Commission approved an amendment to the New York Stock Exchange rules that eliminated broker discretionary voting for the election of directors. If your shares are held by a broker, your broker can no longer vote your shares for the election of directors unless you provide voting instructions. Therefore, if your shares are held by a broker, please instruct your broker regarding how to vote your shares on the election of directors.
     Whether you own a few or many shares of stock, it is important that your shares be represented. Regardless of whether you plan to attend the meeting in person, please take a moment now to vote your proxy over the Internet, by telephone, or, if this statement was mailed to you, by completing and signing the enclosed proxy card and promptly returning it in the envelope provided. The Notice of Annual Meeting of Shareholders on the inside cover of this proxy statement includes instructions on how to vote your shares.
     The officers and directors of Helix appreciate and encourage shareholder participation. We look forward to seeing you at the annual meeting.
Sincerely,

Owen Kratz
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
PROPOSAL 1: ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
COMMITTEES OF THE BOARD AND MEETINGS
DIRECTOR COMPENSATION
CERTAIN RELATIONSHIPS
REPORT OF THE AUDIT COMMITTEE
SHARE OWNERSHIP INFORMATION
EQUITY COMPENSATION PLAN INFORMATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
COMPENSATION DISCUSSION AND ANALYSIS
REPORT OF THE COMPENSATION COMMITTEE ON FISCAL 2009 EXECUTIVE COMPENSATION
EXECUTIVE OFFICERS OF THE COMPANY
PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER INFORMATION

HELIX ENERGY SOLUTIONS GROUP, INC.
NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS

DATE:	Wednesday, May 12, 2010

TIME:	10:00 a.m. Central Daylight Time (Houston Time)

PLACE:	Crowne Plaza Houston North Greenspoint Hotel — Apollo Room 425 North Sam Houston Parkway East Houston, Texas 77060

ITEMS OF BUSINESS:	1. To elect three Class I directors each to serve a three-year term expiring on the later of the Annual Meeting of shareholders in 2013 or a successor being elected and qualified.

2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

3. To consider any other business that may properly be considered at the Annual Meeting or any adjournment thereof.

RECORD DATE:	You may vote at the Annual Meeting if you were a holder of our common stock of record at the close of business on March 19, 2010.

VOTING BY PROXY:	In order to avoid additional soliciting expense to us, please vote your proxy as soon as possible, even if you plan to attend the meeting. Shareholders of record can vote by one of the following methods:

1. Call 1-800-560-1965 to vote by telephone anytime up to 12:00 noon Central Daylight Time on May 11, 2010; OR

2. GO TO THE WEBSITE: www.eproxy.com/hlx to vote over the Internet anytime up to 12:00 noon Central Daylight Time on May 11, 2010; OR

3.   IF PRINTED PROXY MATERIALS WERE MAILED TO YOU, MARK, SIGN, DATE AND RETURN your proxy card in the enclosed postage-paid envelope. If you are voting by telephone or the Internet, please do not mail your proxy card.

INTERNET AVAILABILITY OF PROXY MATERIALS	The proxy statement and 2009 Annual Report to shareholders are also available at www.HelixESG.com/annualmeeting.
By Order of the Board of Directors,
Alisa B. Johnson
Corporate Secretary
April 1, 2010
YOUR VOTE IS IMPORTANT
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 12, 2010
     The Company’s proxy statement and 2009 Annual Report to shareholders (including our Annual Report on Form 10-K) for the fiscal year ended December 31, 2009 are also available at www.HelixESG.com/annualmeeting.

2

HELIX ENERGY SOLUTIONS GROUP, INC.
400 North Sam Houston Parkway East
Houston, Texas 77060
Telephone: (281) 618-0400

PROXY STATEMENT
Annual Meeting of Shareholders
May 12, 2010

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
     The Board of Directors of Helix Energy Solutions Group, Inc., a Minnesota corporation that is referred to herein as “Helix,” the “Company,” “we,” “us,” or “our,” is soliciting your proxy to vote at the 2010 Annual Meeting of shareholders on May 12, 2010. This proxy statement contains information about the items being voted on at the Annual Meeting and information about Helix. Please read it carefully.
     The Annual Meeting will be held at the Crowne Plaza Houston North Greenspoint Hotel — Apollo Room, 425 North Sam Houston Parkway East, Houston, Texas 77060. The Board of Directors of Helix set March 19, 2010 as the record date for the Annual Meeting. There were 104,578,348 shares of Helix’s common stock outstanding on the record date. If you attend the Annual Meeting, please note that you may be asked to present valid picture identification. Cameras, recording devices and other electronic devices may not be permitted at the meeting other than those operated by Helix or its designees.
     As permitted by the Securities and Exchange Commission (SEC) rules, we are making this proxy statement and our annual report available to our shareholders electronically via the Internet. On or about April 1, 2010, we intend to mail to our shareholders a Notice of Internet Availability of Proxy Materials (Notice). The Notice contains instructions on how to vote online, or in the alternative, request a paper copy of the proxy materials and a proxy card. By providing the Notice and access to our proxy materials by the Internet, we are lowering the costs and reducing the environmental impact of our Annual Meeting.
ABOUT THE ANNUAL MEETING
Why am I receiving these materials?
     We are providing these proxy materials to you in connection with our Annual Meeting of shareholders, to be held on Wednesday, May 12, 2010 at 10:00 a.m. at the Crowne Plaza Houston North Greenspoint Hotel-Apollo Room, 425 North Sam Houston Parkway East, Houston, Texas 77060, and all reconvened meetings after adjournments thereof. As a shareholder of the Company, you are invited to attend the Annual Meeting and are entitled and requested to vote on the proposal described in this proxy statement.
What proposals will be voted on at the Annual Meeting?
     Two matters are currently scheduled to be voted on at the Annual Meeting.
•	First is the election of three Class I directors to the board, each to serve a three-year term expiring at the Annual Meeting of shareholders in 2013 or, if at a later date, the date on which a successor is elected and qualified.

•	Second is the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm by our Audit Committee of the board for the fiscal year ending December 31, 2010.

Although we do not expect any other items of business, we also will consider other business that properly comes before the meeting in accordance with Minnesota law and our By-laws. The chairman of the Annual Meeting may refuse to allow the presentation of a proposal or a nomination for the board from the floor of the Annual Meeting if the proposal or nomination was not properly submitted.
Who may vote at the Annual Meeting?
     The board has set March 19, 2010 as the record date for the Annual Meeting. Owners of Helix common stock whose shares are recorded directly in their name in our stock register (shareholders of record) at the close of business on March 19, 2010 may vote their shares on the matters to be acted upon at the meeting. Shareholders who hold shares of our common stock in “street name,” that is, through an account with a broker, bank or other nominee, as of such date may direct the holder of record how to vote their shares at the meeting by following the instructions for this purpose that the street name holders will receive from the holder of record. You are entitled to one vote for each share of common stock you held on the record date. You may cast one vote for each share of common stock held by you on the record date on each of the matters presented at the meeting.
How does the board recommend that I vote?
     Our board unanimously recommends that you vote your shares:
•	“FOR” each of the director nominees identified in this proxy statement, and

•	“FOR” the ratification of Ernst & Young LLP as our independent auditors.
If I received a notice in the mail regarding Internet availability of the proxy materials instead of a paper copy of the proxy materials, why was that the case?
     Similar to last year, we are using the “notice and access” process permitted by the SEC to distribute proxy materials to certain shareholders. This process allows us to post proxy materials on a designated website and notify shareholders of the availability of such proxy materials on that website. Thus, for most shareholders, we are furnishing proxy materials, including this proxy statement and our 2009 Annual Report, by providing access to such documents on the Internet instead of mailing paper copies.
     The Notice, which is being mailed to most of our shareholders, describes how to access and review all of the proxy materials on the Internet. The Notice also describes how to vote via the Internet. If you would like to receive a paper copy by mail or an electronic copy by e-mail of our proxy materials, you should follow the instructions for requesting such materials in the Notice. Your request to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our Annual Meeting on the environment.
Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?
     No, the Notice identifies the matters to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it.
How do I vote my shares?
     You may either vote your shares in person at the Annual Meeting or designate another person to vote the shares you own. That other person is called a proxy and you may vote your shares by means of a proxy using one of the following methods of voting if you are a shareholder of record:
•	Electronically using the Internet,

•	By telephone, or

•	If this proxy statement was mailed to you, by signing and dating the enclosed proxy card and returning it in the prepaid envelope.
     The instructions for these three methods are set forth on the Notice which immediately follows the cover page of this proxy statement and also on the proxy card. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted as recommended by the board. The giving of such proxy does not affect your right to vote in person if you attend the meeting.

Am I shareholder of record?
     Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services (Wells Fargo), you are considered a shareholder of record with respect to those shares and the Notice is being sent directly to you by Wells Fargo. As a shareholder of record, you may vote in person at the Annual Meeting or vote by proxy. To vote your shares at the Annual Meeting you should bring proof of identification. Whether or not you plan to attend the Annual Meeting, we urge you to vote via the Internet, by telephone, or by completing, signing and returning the proxy card.
     Beneficial Owner. If, like most shareholders of the Company, you hold your shares in street name through a stockbroker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of those shares, and the Notice is being forwarded to you by the recordholder. If you are a beneficial owner, you may appoint proxies and vote as provided by that bank, broker or nominee. The availability of telephone or internet voting will depend upon the voting process of the broker, bank or other nominee. You should follow the voting directions provided by your broker, bank or nominee. If you provide specific voting instructions in accordance with the directions provided by your broker, bank or nominee, your shares will be voted by such party as you have directed. The organization that holds your shares, however, is considered the shareholder of record for purposes of voting at the Annual Meeting. Accordingly, you may vote shares held in street name at the Annual Meeting only if you obtain a signed “legal proxy” from the record holder (broker, bank or other nominee) giving you the right to vote the shares and provide an account statement or letter from such nominee showing that you were the beneficial owner of the shares on the record date. If your shares are not registered in your name and you plan to attend the Annual Meeting and vote your shares in person, you should contact your broker, bank or other nominee in whose name your shares are registered to obtain a proxy executed in your favor and bring it to the Annual Meeting.
May I change my vote?
     Yes, if you are a shareholder of record, you may change your vote and revoke your proxy by:
•	sending a written statement to that effect to the Corporate Secretary of Helix,

•	submitting a properly signed proxy card with a later date, or

•	voting in person at the Annual Meeting.
     If you hold shares in street name, you must follow the procedures to change your vote required by the holder of record, either your broker, bank or other nominee, to revoke or change a proxy. You should contact the shareholder of record directly for more information on these procedures.
What is a quorum?
     A majority of Helix’s outstanding common shares as of the record date must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the Annual Meeting if a shareholder:
•	is present in person at the Annual Meeting; or

•	has properly submitted a proxy (either by written proxy card or by voting on the Internet or by telephone).
     Proxies received but marked as abstentions or withholding authority, if any, and broker non-votes, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.
What are broker non-votes and abstentions?
     If you are the beneficial owner of shares held in “street name” by a broker, bank or other nominee, then the broker, bank or other nominee, as shareholder of record of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, bank or other nominee, then it will have discretion to vote the shares with respect to “routine” matters, such as the ratification of the selection of an independent registered public accounting firm, but will not be permitted to vote with respect to “non-routine” matters, such as the election of directors. Accordingly, if you do not instruct your broker, bank or other nominee on how to vote your shares with respect to the proposal on the election of directors, your shares will be broker non-votes with respect to that proposal.

     An abstention is a decision by a shareholder to take a neutral position on a proposal being submitted to shareholders at a meeting. Taking a neutral position through an abstention is considered a vote cast on a proposal being submitted at a meeting.
How many shares can vote?
     On the record date, there were 104,578,348 shares of Helix common stock outstanding and entitled to vote at the meeting held by approximately 26,100 beneficial owners. These are the only securities entitled to vote. Each holder of a share of common stock is entitled to one vote for each share held.
What happens if additional matters are presented at the Annual Meeting?
     Other than the election of three Class I directors and ratification of the selection of our independent auditors, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Minnesota law and our By-laws.
How many votes are required to approve each proposal?
     Proposal No. 1. The election of each director nominee requires the affirmative “FOR” vote of a plurality of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the election of directors. Assuming that a quorum is present at the Annual Meeting, the three directors receiving the greatest number of votes cast by the holders of common stock entitled to vote on the matter will be elected as directors. As a result, if you “WITHHOLD AUTHORITY” to vote for a nominee, your vote will not be counted in determining the outcome of the election of directors.
     Proposal No. 2. The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 requires the affirmative “FOR” vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the proposal.
     Any other proposal being voted on requires the affirmative “FOR” vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote on that proposal.
What if I don’t give specific voting instruction?
     Shareholders of Record. If you are the shareholder of record and you:
•	Indicate when voting via the Internet or by telephone that you wish to vote as recommended by the board, or

•	Return a signed proxy card but do not indicate how you wish to vote, then your shares will be voted in accordance with the recommendations of the board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the Annual Meeting. If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions.
     Beneficial Owners. If you are a beneficial owner and hold your shares in street name and do not provide your stockbroker, bank or other nominee with voting instructions, the stockbroker, bank or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on “routine” matters, such as the ratification of the selection of an independent registered public accounting firm, but do not have discretion to vote on “non-routine” matters, such as the election of directors (a broker non-vote).
     Broker non-votes and abstentions are included in determining the number of shares present for the purpose of determining whether a quorum exists at the Annual Meeting. Abstentions will have no effect on the election of directors. Abstentions will be treated as being present and entitled to vote on the other proposals presented at the Annual Meeting and, therefore, will have the effect of votes against any such proposal. Shares subject to broker non-votes will not be considered entitled to vote with respect to the applicable proposal, and will not affect the outcome on those proposals (including the election of directors).

     Beginning this year, your vote is especially important. If your shares are held by a stockbroker, bank or other nominee, your broker, bank or other nominee cannot vote your shares for the election of directors unless you provide voting instructions. Therefore, please instruct your broker regarding how to vote your shares on the election of directors promptly.
Is my vote confidential?
     Proxy cards, proxies delivered by Internet or telephone, ballots and voting tabulations that identify individual shareholders are mailed or returned directly to an independent inspector of election and handled in a manner that protects your voting privacy. The independent inspector of election will count the votes.
How do I get to the Annual Meeting of shareholders?
     A map is provided on the back of this proxy statement for your convenience or at www.HelixESG.com under Investor Relations tab and by clicking Annual Meeting.
May shareholders ask questions at the Annual Meeting?
     Yes. During the Annual Meeting shareholders may ask questions or make remarks directly related to the matters being voted on. In order to ensure an orderly meeting, we ask that shareholders direct questions and comments to the Chairman. In order to provide this opportunity to every shareholder who wishes to speak, the Chairman may limit each shareholder’s remarks to two minutes. In addition, beginning at 9:30 a.m., our employees and officers will be available to provide information about 2009 developments and to answer questions of more general interest.
What does it mean if I receive more than one proxy card?
     It means you hold shares registered in more than one account. To ensure that all your shares are voted, please follow the instructions and vote the shares represented by each such card. To avoid this situation in the future, we encourage you to have all accounts registered in the same name and address whenever possible. For shares held directly by you, you can do this by contacting our transfer agent Wells Fargo at 1 (800) 468-9716.
Who will count the votes?
     We have hired a third party, Wells Fargo, to judge the voting, be responsible for determining whether or not a quorum is present, and tabulate votes cast by proxy or in person at the Annual Meeting.
Who will bear the cost for soliciting votes for the meeting?
     We will bear all expenses in conjunction with the solicitation of proxies, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to beneficial owners; provided, however that we will not bear any costs related to an individual shareholder’s use of the Internet or telephone to cast their vote. Proxies may be solicited by mail, in person, or by telephone or by facsimile by certain of our officers, directors and regular employees, without extra compensation.
How do I find out the results of the Annual Meeting?
     Preliminary voting results will be announced at the Annual Meeting and posted on our website under Investor Relations at www.HelixESG.com. The final voting results will be reported in Current Report on Form 8-K filed in accordance with SEC rules.
Whom should I call with other questions?
     If you have additional questions about this proxy statement or the meeting, or would like additional copies of this document or our 2009 Annual Report to Shareholders (including our Annual Report on Form 10-K), please contact: Helix Energy Solutions Group, Inc., 400 North Sam Houston Parkway East, Suite 400, Houston Texas, 77060, Attention: Corporate Secretary, telephone: (281) 618-0400.
How may I communicate with the Company’s Board of Directors?
     Shareholders may send communications in care of the Corporate Secretary, Helix Energy Solutions Group, Inc., 400 North

Sam Houston Parkway East, Suite 400, Houston, Texas 77060. Please indicate whether your message is for the Board of Directors as a whole, or a particular group or committee of directors, or an individual director.
When are the shareholder proposals for the 2011 Annual Meeting of shareholders due?
     All shareholder proposals must be submitted in writing to General Counsel and Corporate Secretary, Helix Energy Solutions Group, Inc., 400 North Sam Houston Parkway East, Suite 400, Houston Texas 77060. Any shareholder who intends to present a proposal at the 2011 Annual Meeting of shareholders must deliver the proposal to us so that it is received no later than December 1, 2010, to have the proposal included in our proxy materials for that meeting. Shareholder proposals must also meet other requirements of the Securities Exchange Act of 1934, as amended (Exchange Act), to be eligible for inclusion. In addition, our By-laws permit shareholders to propose business to be considered and to nominate directors for election by the shareholders. To propose business or to nominate a director, the shareholder must deliver a notice to the Corporate Secretary prior to February 11, 2011 setting forth the name of the nominee and all information required to be disclosed in solicitations of proxies or otherwise required pursuant to Regulation 14A under the Exchange Act together with such person’s written consent to serve as a director if elected.
PROPOSAL 1: ELECTION OF DIRECTORS
     Three directors are to be elected at the 2010 Annual Meeting. The board has nominated three incumbent directors: Owen Kratz, Bernard J. Duroc-Danner and John V. Lovoi to stand for re-election as Class I directors to the board to serve a three-year term until the 2013 annual meeting or, if at a later date, until their successors are elected and qualified. Each of the nominees is currently serving as a director.
     All of the nominees have agreed to be named in this proxy statement and have indicated a willingness to continue to serve if elected. The Corporate Governance and Nominating Committee of the board determined that each of the nominees qualifies for election under its criteria for the evaluation of directors and nominated each of the candidates for election. If any nominee becomes unable to serve before the election, the shares represented by proxies may be voted for a substitute designated by the board, unless a contrary instruction is indicated on the proxy card. The board has no reason to believe that any of the nominees will become unavailable. The board has affirmatively determined that the nominees, other than Mr. Kratz, qualify as “independent” as that term is defined under NYSE Rule 303A and applicable rules promulgated by the SEC.
     Unless otherwise instructed, the persons named as proxies will vote all proxies received FOR the election of the persons named as nominees below as Class I directors for a term of three years, until the annual meeting of shareholders to be held in 2013 or, if at a later date, until their respective successors are elected and qualified. There is no cumulative voting in the election of directors and the Class I directors will be elected by a plurality of the votes cast at the Annual Meeting.
     In the section below, we provide the names and biographical information about the three Class I nominees and each other member of the board. Age and other information in the director’s biographical information are as of March 19, 2010. Information about the number of shares of Common Stock beneficially owned by each director as of March 19, 2010 appears below under the heading “Share Ownership Information — Management Shareholdings” on pages 22-24.
     There are no family relationships among any of our directors, nominees for director or executive officers.
Board of Directors Recommendation
     The board recommends that you vote “FOR” each of the nominees to the Board of Directors set forth in this Proposal 1.
Vote Required
     Election of each director requires the affirmative vote of a plurality of the shares of common stock present or represented and entitled to vote at the Annual Meeting. This means the three directors receiving the greatest number of votes cast by the holders of common stock entitled to vote on the matter will be elected as directors.

Information about Nominees for Class I Directors
Nominees for Class I Directors Term Expiring in 2013:

Owen Kratz President and Chief Executive Officer Helix Energy Solutions Group, Inc.	Director since 1990 age 55
Mr. Kratz is our President and Chief Executive Officer. He was named Executive Chairman in October 2006 and served in that capacity until February 2008 when he resumed his prior position of President and Chief Executive Officer of the Company. He was appointed Chairman of our Board in May 1998 and served as the Company’s Chief Executive Officer since April 1997 until October 2006. Mr. Kratz served as President from 1993 until February 1999, and has served as a director since 1990. He served as Chief Operating Officer from 1990 through 1997. Mr. Kratz joined the Company in 1984 and held various offshore positions, including saturation (SAT) diving supervisor, and had management responsibility for client relations, marketing and estimating. From 1982 to 1983, Mr. Kratz was the owner of an independent marine construction company operating in the Bay of Campeche. Prior to 1982, he was a superintendent for Santa Fe and various international diving companies, and a diver in the North Sea. Mr. Kratz is also a director of Cal Dive International, Inc. Mr. Kratz has a Bachelor of Science degree from State University of New York. As a result of his experiences, Mr. Kratz possesses valuable industry and operational knowledge and experience in the offshore oilfield services industry, and extensive knowledge of our complex business organization and our business units. Mr. Kratz also provides knowledge in international business affairs and organizations, strategic planning and leadership of complex organizations that strengthen the board’s collective qualifications, skills and experience.

Bernard J. Duroc-Danner Chairman of the Board, President and Chief Executive Officer Weatherford International Ltd.	Director since 1999 age 56
Mr. Duroc-Danner has served as a director since February 1999. He has been Chairman of the Board, President and Chief Executive Officer of Weatherford International Ltd. since May 1998. Weatherford is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Mr. Duroc-Danner also serves as a director of LMS, a London investment company. Mr. Duroc-Danner is also a member of the National Petroleum Council and the Society of Petroleum Engineers. Mr. Duroc-Danner holds a Ph.D. in economics from The Wharton School of the University of Pennsylvania. As a result of his experiences, Mr. Duroc-Danner possesses particular knowledge and experience as a chief executive officer of a public company and in providing leadership of complex organizations. Mr. Duroc-Danner has extensive knowledge in oilfield services, strategic planning in a complex industry, and all aspects of operating a large international business that strengthen the board’s collective qualifications, skills and experience.

John V. Lovoi Principal JVL Partners	Director since 2003 age 49
Mr. Lovoi has served as a director since February 2003. He is a founder and Managing Partner of JVL Partners, a private oil and gas investment partnership. Mr. Lovoi served as head of Morgan Stanley’s global oil and gas investment banking practice from 2000 to 2002 and was a leading oilfield services and equipment research analyst for Morgan Stanley from 1995 to 2000. Prior to joining Morgan Stanley in 1995, he spent two years as a senior financial executive at Baker Hughes and four years as an energy investment banker with Credit Suisse First Boston. Mr. Lovoi also serves as a director of Evergreen Energy, Inc., a clean energy technology company providing technology and service solutions to the power generation industry and Dril-Quip, Inc., a provider of offshore drilling and production equipment to the global oil and gas business. Mr. Lovoi graduated from Texas A&M University with a Bachelor of Science degree in chemical engineering and received an M.B.A. from the University of Texas. As a result of these professional experiences, Mr. Lovoi possesses particular financial knowledge and experience in financial matters including capital market transactions, strategic financial planning (including risk assessment), and analysis that strengthen the board’s collective qualifications, skills and experience.

Information about Continuing Directors
Class II Directors Three — Year Term Expiring in 2012:

T. William Porter Chairman Emeritus Porter & Hedges, L.L.P.	Director since 2004 age 68
Mr. Porter has served as a director since March 2004. He is the Chairman Emeritus and a retired partner of Porter & Hedges, L.L.P., a Houston law firm formed in 1981. He was a founding partner of that firm, and for the most recent 10 years prior to his retirement at the end of 2009, he also served as Chairman of Porter & Hedges. Mr. Porter also serves as a director of Copano Energy L.L.C., a midstream energy company with networks of natural gas gathering and intrastate transmission pipelines in the Texas Gulf Coast and Oklahoma mid-continent regions, and U.S. Concrete, Inc., a value-added provider of ready-mixed concrete and related products and services to the construction industry in several major markets in the United States. Mr. Porter graduated with a B.B.A. in finance from Southern Methodist University in 1963 and received his law degree from Duke University in 1966. As a result of his professional experiences, Mr. Porter possesses particular knowledge and expertise in legal and regulatory matters including public reporting requirements, corporate governance and regulatory matters, and other aspects of the operation and administration of business entities that strengthen the board’s collective qualifications, skills and experience.

William L. Transier Chief Executive Officer and President Endeavour International Corporation	Director since 2000 age 55
Mr. Transier has served as a director since October 2000. He is Chief Executive Officer and President, and serves as Chairman of the Board of Endeavour International Corporation, an international oil and gas exploration and production company. He served as Co-Chief Executive Officer of Endeavour from its formation in February 2004 through September 2006. Mr. Transier served as Executive Vice President and Chief Financial Officer of Ocean Energy, Inc. from March 1999 to April 2003, when Ocean Energy merged with Devon Energy Corporation. From September 1998 to March 1999, Mr. Transier served as Executive Vice President and Chief Financial Officer of Seagull Energy Corporation when Seagull Energy merged with Ocean Energy. From May 1996 to September 1998, he served as Senior Vice President and Chief Financial Officer of Seagull Energy Corporation. Prior thereto, Mr. Transier served in various roles including partner from June 1986 to April 1996 in the audit department of KPMG LLP. Mr. Transier graduated from the University of Texas with a B.B.A. in accounting and has an M.B.A. from Regis University. In addition to serving on our Board of Directors and the Board of Endeavour, he is also a director of Cal Dive International, Inc. As a result of his professional experiences, Mr. Transier possesses particular knowledge and experience in accounting and disclosure compliance including accounting rules and regulations. Mr. Transier also has extensive knowledge of international operations, the oil and gas industry, leadership of complex organizations and other aspects of operating a major corporation that strengthen the board’s collective qualifications, skills and experience.

James A. Watt Chief Executive Officer and President Dune Energy, Inc.	Director since 2006 age 60
Mr. Watt has served as a director since July 2006. Mr. Watt has been Chief Executive Officer, President and a director of Dune Energy, Inc., an oil and gas exploration and development company since April 2007. He served as Chairman and Chief Executive Officer of Maverick Oil and Gas, Inc., an independent oil and gas exploration and production company from August 2006 until March 2007. Mr. Watt was the Chief Executive Officer of Remington Oil and Gas Corporation from February of 1998 and the Chairman of Remington from May 2003, until Helix acquired Remington in July 2006. Mr. Watt also served on Remington’s Board of Directors from September 1997 to July 2006. Mr. Watt was Vice President/Exploration of Seagull E & P, Inc., from 1993 to 1997, and Vice President/Exploration and Exploitation of Nerco Oil & Gas, Inc. from 1991 to 1993. Mr. Watt served as a director of Pacific Energy Resources, Ltd. from May 2006 until January 2010. He graduated from Rensselaer Polytechnic Institute with a Bachelor of Science in physics. As a result of his professional experiences, Mr. Watt possesses particular knowledge and experience in oil and gas exploration and production and the risks and volatile economic conditions inherent in that industry. Mr. Watt also possesses knowledge in the leadership of complex organizations and other areas related to the operation of a major corporation that strengthen the board’s collective qualifications, skills and experience.

Class III Directors Term Expiring in 2011:

Gordon F. Ahalt Retired Consultant	Director since 1990 age 82
Mr. Ahalt has served as a director since July 1990. Since 1982, Mr. Ahalt has been the President of GFA, Inc., a petroleum industry management and financial consulting firm. From 1977 to 1980, he was President of the International Energy Bank, London, England. From 1980 to 1982, he served as Senior Vice President and Chief Financial Officer of Ashland Oil Company. Prior thereto, he spent a number of years in executive positions with Chase Manhattan Bank. Mr. Ahalt also served as a director of Bancroft & Elsworth Convertible Funds until 2010 and currently serves as a director of other private investment funds. Mr. Ahalt received a B.S. Degree in Petroleum Engineering in 1951 from the University of Pittsburgh. As a result of his professional experiences, Mr. Ahalt possesses particular knowledge and experience in oil and gas exploration and production, capital markets, including banking and lending transactions and finance that strengthen the board’s collective qualifications, skills and experience.

Nancy K. Quinn Co-Owner, Principal Hanover Capital, LLC	Director since 2009 age 56
Ms. Quinn has served as a director since February 2009. Ms. Quinn is a principal of Hanover Capital, LLC, a privately-owned advisory firm that provides services primarily to clients in the energy and natural resources industries. She has served as Executive Director of The Beacon Group, LP., a private equity firm, from 1996 to 2000, as Managing Director of PaineWebber Incorporated from 1994 to 1995, and as co-head of the natural resources and energy investment banking section of Kidder, Peabody & Co. from 1982 to 1994. Ms. Quinn currently serves on the board of directors of Endeavour International Corporation, an international oil and gas exploration and production company, and Atmos Energy Corporation, a natural gas distribution, intrastate pipeline and marketing company. Ms. Quinn graduated with a Bachelor of Fine Arts degree from Louisiana State University and an M.B.A. from the University of Arkansas. As a result of her professional experiences, Ms. Quinn possesses particular knowledge and experience in accounting and finance, including experience with capital market transactions and investments. Ms. Quinn also possesses a knowledge in strategic planning and capital markets that strengthen the board’s collective qualifications, skills and experience.
CORPORATE GOVERNANCE
Composition of the Board
     In accordance with our By-laws, the Board of Directors currently consists of eight members and is divided into three classes of similar size. The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years. The Class I, II and III directors are currently serving until the later of the annual meeting in 2010, 2012 and 2011, respectively, and their respective successor being elected and qualified. There are currently three directors in Class I and Class II and two directors in Class III.
Role of the Board
     The board has established guidelines that it follows in matters of corporate governance. A complete copy of the Corporate Governance Guidelines is available on our website, which is located at www.HelixESG.com, under Investor Relations, by clicking Governance. According to the guidelines, the Board is vested with all powers necessary for the management and administration of Helix’s business operations. Although not responsible for our day-to-day operations, the board has the responsibility to oversee management, provide strategic direction, provide counsel to management regarding the business and to be informed, investigate and act as necessary to promote our business objectives.
Board of Directors Independence
     The board consists of eight directors, a majority of which are independent.
Independence Determinations
     The board has affirmatively determined that the following members of the board qualify as “independent” as that term is defined under NYSE Rule 303A and applicable rules under the Exchange Act: Messrs. Ahalt, Duroc-Danner, Lovoi, Porter, Transier

and Watt and Ms. Quinn. In making this determination, the board has concluded that none of these members has a relationship with the Company which, in the opinion of the board, is material and would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The non-independent management director is Mr. Kratz, our President and Chief Executive Officer (CEO). Accordingly, a majority of the members of the board are independent, as required by NYSE Rule 303A. This independence determination is analyzed annually to promote arms-length oversight. In making the determination regarding independence the board reviewed the NYSE Rule 303A criteria for independence in advance of the first meeting of the board in 2010. The board then gathered information with respect to each board member individually regarding potential transactions and relationships between the Company and its directors, including the existence of certain ongoing transactions entered into between the Company and certain entities of which existing directors serve as officers or directors, including transactions with Weatherford International Ltd. Each director also completed a questionnaire which included questions about his or her relationship with the Company. None of these transactions were deemed to affect the independence of the applicable director and they did not exceed the thresholds established by NYSE rules.
Selection of Director Candidates
     The board is responsible for selecting candidates for board membership and for establishing the criteria to be used in identifying potential candidates. The board delegates the screening and nomination process to the Corporate Governance and Nominating Committee. For more information on the director nomination process, including the current selection criteria, see “Corporate Governance and Nominating Committee” starting on page 14.
Board of Directors Experience, Qualification and Skills
     We are an international offshore energy company that provides field development solutions and other contracting services to the energy market as well as to our own oil and gas properties. We believe our board should be composed of individuals with sophistication and experience in the substantive areas that impact our business. We believe experience, qualifications, or skills in the following areas to be most important: oil field services, oil and gas exploration and production, international operations, accounting and finance, strategic planning, investor relations, legal/regulatory, leadership and administration of complex organizations, corporate governance and other areas related to the operation of a major corporation (whether social, cultural, industrial or operational). We believe that all of our current board members possess the professional and personal qualifications necessary for board service, and have described noteworthy attributes in their biographies under “Election of Directors” on pages 6-9 above.
Shareholder Communications with the Board
     Pursuant to the terms of our Corporate Governance Guidelines adopted by the board, any shareholder or other interested party wishing to send written communications to any one or more of the Company’s directors may do so by sending them in care of the Corporate Secretary at the Company’s principal executive offices. All such communications will be forwarded to the intended recipient(s). All such communications should indicate whether it contains a message for the Board of Directors as a whole, or a particular group or committee of directors, or an individual director.
Code of Business Conduct and Ethics
     In addition to the Corporate Governance Guidelines, in 2003, we adopted a written Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our CEO, Chief Financial Officer and Senior Vice President-Finance and Chief Accounting Officer. At that time we also established a Code of Ethics for Chief Executive Officer and Senior Financial Officers which is applicable to the CEO, Chief Financial Officer, Senior Vice President-Finance and Chief Accounting Officer, and Vice President – Internal Audit. We have posted a current copy of both codes on our website, which is located at www.HelixESG.com, under Investor Relations, then by clicking Governance. In addition, we intend to post on our website all disclosures that are required by law or NYSE listing standards concerning any amendments to, or waivers from, any provision of the code. All of the Code of Business Conduct and Ethics, the Code of Ethics for Chief Executive and Senior Financial Officers and the Corporate Governance Guidelines are available free of charge in print upon request sent to the Corporate Secretary at Helix Energy Solutions Group, Inc., 400 North Sam Houston Parkway East, Suite 400, Houston, Texas 77060.
Attendance at the Annual Meeting of Shareholders
     The members of the board hold a regular meeting immediately preceding or immediately after each year’s Annual Meeting of shareholders. Therefore, members of the Company’s Board of Directors generally attend the Company’s annual meetings of shareholders. The board encourages its members to attend the annual meeting, but does not have a written policy regarding attendance at such meeting. Messrs. Kratz, Lovoi, Transier, Watt and Ahalt and Ms. Quinn attended the 2009 annual meeting.
Directors’ Continuing Education
     The board encourages all members of the board to attend director education programs appropriate to their individual backgrounds in order to stay abreast of developments in corporate governance and “best practices” relevant to their contribution to the board and their specific committee assignments.
Selection of Chairman and Chief Executive Officer
     The board does not have a formal policy with respect to whether the CEO should also serve as chairman of the board. The board currently combines the role of chairman of the board and the role of CEO. Mr. Kratz has served as chairman of the board and CEO from 1998 to 2006 and again since 2008. The board believes this structure is optimal for us because it allows one person to speak for and lead the Company and demonstrates to our employees, suppliers, customers and other stakeholders that we are under strong leadership, with a single person setting the tone and having the primary responsibility for managing our operations. Combining the chairman and the CEO roles fosters clear accountability, effective decision-making, and alignment on corporate strategy. Having a single leader also eliminates the potential for confusion and duplication of efforts. However, the board periodically reviews its leadership structure. The board, through the Compensation Committee, evaluates the CEO on an annual basis.
     The board believes that independent oversight of management is an important component of an effective board of directors. Members of the board play an important role in determining agenda for many board and committee meetings and often request specific information as part of their oversight role. The board does not have a specific presiding director, but Mr. Porter, in his role as chairman of the Corporate Governance and Nominating Committee, presides as the Chair of each executive session of the board unless the particular topic of the applicable executive session dictated that another independent director serve as the Chair of the meeting, typically the Chair of the committee responsible for the particular topic. In the case of an executive session of the independent directors held in connection with a meeting of a committee of the board, the chairman of the particular committee will preside as Chair.
     We believe that having a combined CEO and chairman, coupled with a substantial majority of independent, experienced directors; key board committees comprised entirely of independent directors; and strong and effective corporate governance guidelines provides the right leadership structure for our company and its shareholders at this time.
Risk Oversight
     The board has overall responsibility for risk oversight with a focus on the most significant risks facing the Company. Our management identifies and prioritizes risk associated with our business. Each prioritized risk is assigned to a board committee or the full board for oversight. The board focuses on our general risk management strategy, the most significant risks, and ensures that appropriate risk mitigation strategies are implemented by our management. The board is also told of particular risks in connection with its general oversight and approval of corporate matters.
     The board delegates to the Audit Committee oversight of much of our risk management process. Among its duties, the Audit Committee regularly reviews with management (a) our hedging policies and transactions, (b) our policies with respect to risk assessment and the management of risks that may be material, (c) our system of disclosure controls and system of internal controls over financial reporting, (d) key credit risks and (e) our compliance with legal and regulatory requirements and our programs related to such compliance.
     Management regularly reports on each such risk to the relevant committee or the board. Additional review and reporting of risks is conducted as needed or as requested by the board or committee. Our other committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full board as appropriate, including when a matter rises to the level of material risk.
     In addition to the reports from the committees, the board receives presentations throughout the year from various departments that include discussion of significant risks as necessary. At each board meeting, the chairman and CEO addresses matters of particular importance or concern, including any significant areas of risk that require board attention, whether commercial, operational, legal, regulatory or other type of risk. Additionally, the board reviews our short-term and long-term strategies, including consideration of significant risks facing the company and the impact of such risks.

     The board’s risk oversight process builds upon management’s risk assessment and mitigation processes. Our management is responsible for the day-to-day management including the management of risk. Our finance, legal (which includes human resources, contracts and risk management functions) and internal audit departments serve as the primary monitoring and testing function for company policies and procedures, and manage the day-to-day oversight of our risk management strategy. This oversight includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.
     We believe that the risk management procedures and responsibilities described above are an effective approach for addressing the risks facing Helix and that our board structure supports this approach.
COMMITTEES OF THE BOARD AND MEETINGS
Meetings of the Board and Committees
The board currently has, and appoints members to, three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Each committee acts under the terms of a written charter, copies of which are available at our website, www.HelixESG.com under Investor Relations, by clicking Governance. A copy of each charter is available free of charge upon request to the Corporate Secretary at Helix Energy Solutions Group, Inc., 400 North Sam Houston Parkway East, Suite 400, Houston, Texas 77060. The following table summarizes the membership of the board and each of its committees as well as the number of times each met during the year ended December 31, 2009. Members were elected to these committees in February 2009 and February 2010 based upon the recommendation of the Corporate Governance and Nominating Committee by a vote of the board. Each member of each of these committees is independent as defined by the applicable NYSE and SEC rules. The board also established two pricing committees during the year ended December 31, 2009 and each such pricing committee held one meeting.

Corporate
Governance
Name(1)	Board	Audit	Compensation	and Nominating
Mr. Kratz	Chair	—	—	—
Mr. Ahalt	Member	—	Member	Member
Mr. Duroc-Danner	Member	—	—	—
Mr. Lovoi	Member	Member	Chair	—
Mr. Porter	Member	Member	—	Chair
Ms. Quinn	Member	Member	—	Member
Mr. Transier	Member	Chair	Member	—
Mr. Watt	Member	—	Member	Member
Number of Meetings in 2009
Regular	4	7	4	4
Special	7	0	4	0
Board Attendance
     During the year ended December 31, 2009, the board held a total of eleven meetings. Each director attended 75% or more of the total meetings of the board other than Mr. Duroc-Danner who attended four meetings and each director attended 75% or more of the total meetings of the committees on which such director served.
Executive Sessions of the Directors
     Non-management directors meet in regularly scheduled executive sessions following each board and committee meeting without any members of management being present and at which only those directors who meet the independence standards of the NYSE are present, provided however, that committees did meet with individual members of management, including the CEO, during executive session by invitation. Mr. Porter presided as the Chair of each executive session of the board unless the particular topic of the applicable executive session dictated that another independent director serve as the Chair of the meeting, typically the Chair of the committee responsible for the particular topic. In the case of an executive session of the independent directors held in connection with a meeting of a committee of the board, the chairman of the particular committee will preside as Chair.

Audit Committee
          The Audit Committee consists of four non-employee, independent directors, Messrs. Transier, Lovoi and Porter and Ms. Quinn, each of whom meets the independence and financial literacy requirements as defined in the applicable NYSE and SEC rules. The Audit Committee is appointed by the board to assist the board in fulfilling its oversight responsibility to the shareholders, potential shareholders, the investment community and others relating to: (i) the integrity of our financial statements, (ii) the compliance with applicable legal and regulatory requirements, (iii) the performance of our internal audit function and independent registered public accounting firm, and (iv) the independent registered public accounting firm’s qualifications and independence. Among the duties of the Audit Committee, all of which are more specifically described in the Audit Committee charter, which was most recently amended and restated in December 2009, the Audit Committee:
•	Oversees and appoints our independent registered public accounting firm.

•	Reviews the adequacy of our accounting and audit principles and practices, and the adequacy of compliance assurance procedures and internal controls.

•	Reviews and pre-approves all non-audit services to be performed by the independent registered public accounting firm in order to maintain such accounting firm’s independence.

•	Reviews the scope of the annual audit.

•	Reviews with management and the independent registered public accounting firm our annual and quarterly financial statements, including disclosures made in management’s discussion and analysis and our earnings press releases.

•	Meets independently with management and the independent registered public accounting firm.

•	Reviews corporate compliance and disclosure systems.

•	Reviews and approves all related-party transactions.

•	Makes regular reports to the board.

•	Reviews and reassesses the adequacy of its charter annually and recommends any proposed changes to the board for approval.

•	Performs an annual self-evaluation of its own performance.

•	Produces an annual report for inclusion in our proxy statement.
Audit Committee Independence
          The board has affirmatively determined that all members of the Audit Committee: (i) are considered “independent” as defined under NYSE Rule 303A, and (ii) meet the criteria for independence set forth in Exchange Act Rule 10A-3(b)(1).
Designation of Audit Committee Financial Expert
          The board has determined that each of the members of the Audit Committee is financially literate and that Mr. Transier and Ms. Quinn are “audit committee financial experts,” as that term is defined in the rules promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002 and have financial management expertise as required by the NYSE listing rules.
          For more information regarding the Audit Committee, please refer to the “Report of the Audit Committee” beginning on page 20.
Compensation Committee
          The Compensation Committee is composed of four non-employee, independent directors. The Compensation Committee is appointed by the board to discharge the board’s responsibilities relating to compensation of our executive officers. The Compensation Committee has the responsibilities described in the Compensation Committee charter including the overall responsibility for reviewing, evaluating and approving the Company’s executive officer compensation agreements (to the extent such agreements are considered necessary or appropriate by the Compensation Committee), plans, policies and programs. The Compensation Committee is also responsible for reviewing and recommending to the board whether the “Compensation Discussion and Analysis” should be included in our proxy statement, and for performing such other functions as the board may assign to the Compensation Committee from time to time, including the responsibility to:
•	Review compensation philosophy and major compensation and benefits programs for employees.

•	Oversee the 2005 Long Term Incentive Plan, the Employee Retirement Savings Plan and the 2009 Long-Term Incentive Cash Plan.

•	Commission independent consultants and review compensation with respect to executive officer compensation as compared to industry surveys and our peer group, as discussed in our “Compensation Discussion and Analysis” below.

•	Review and approve executive officer compensation, including bonuses and equity and cash opportunity long-term incentive compensation.

•	Review and reassess the adequacy of its charter annually and recommend any proposed changes to the board for adoption.

•	Perform an annual self-evaluation of its performance.
Corporate Governance and Nominating Committee
          The goal of the Corporate Governance and Nominating Committee is to take a leadership role in shaping the corporate governance and business standards of our Board of Directors and the Company. The Corporate Governance and Nominating Committee consists of four members, all of whom meet the independence requirements of the NYSE. The members of the Corporate Governance and Nominating Committee are appointed by the Board of Directors.
          The Corporate Governance and Nominating Committee identifies individuals qualified to become board members, consistent with criteria approved by the board, oversees the organization of the board to discharge the board’s duties and responsibilities properly and efficiently, and identifies best practices and recommends corporate governance principles, including giving proper attention and effective responses to shareholder concerns regarding corporate governance. The Corporate Governance and Nominating Committee has the responsibilities specifically described in the Corporate Governance and Nominating Committee charter, including the responsibility to:
•	Identify and evaluate potential qualified director nominees and select or recommend director nominees to the board.

•	Monitor, and recommend members for, each of the committees of the board.

•	Periodically review and revise our corporate governance principles.

•	Review and reassess the adequacy of its charter annually and recommend any proposed changes to the board for approval.

•	Perform an annual self-evaluation of its performance and the performance of the board.

•	Perform such other duties as may be assigned by the board from time to time.
Process for Director Nominations — Shareholder Nominees
          The policy of the Corporate Governance and Nominating Committee is to consider properly submitted shareholder nominations for candidates for membership on the board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the board and to address the membership criteria set forth below under “Director Qualifications.” Any shareholder nominations proposed for consideration by the Corporate Governance and Nominating Committee should include the nominee’s name and qualifications for board membership and should be addressed to the Corporate Secretary, Helix Energy Solutions Group, Inc., 400 North Sam Houston Parkway East, Suite 400, Houston, Texas 77060. In addition, our By-laws permit shareholders to nominate directors for consideration at an annual shareholder meeting. However, in order to be considered at this year’s Annual Meeting such nominations were required to be received by us prior to the date of this proxy statement. Shareholders may nominate persons for election to the Board of Directors to be considered at next year’s annual meeting in accordance with the procedure on page 50 of this proxy statement.
Director Qualifications and Diversity
          The Corporate Governance and Nominating Committee has established certain criteria that identify desirable skills and experiences for prospective board members, including those recommended by the committee and those properly nominated by shareholders. The board, with the assistance of the Corporate Governance and Nominating Committee, selects potential new board members using criteria and priorities established from time to time. Desired personal qualifications for director nominees include: intelligence, insight and practical wisdom based on experience, the highest professional and personal ethics and values, integrity, strength of character and commitment. Nominees should also have broad experience at the policy-making level in business and possess a familiarity with complex business organizations and one or more of our industry segments. Nominees should have the independence necessary to make an unbiased evaluation of management performance and effectively carry out responsibilities of oversight and be committed to enhancing shareholder value. Nominees should have sufficient time to carry out their duties. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all shareholders. Although the Corporate Governance and Nominating Committee does not have a specific formal policy regarding board diversity, it does view diversity expansively and has determined that it is desirable for the board to have a variety of different viewpoints, professional experiences, educational backgrounds, skills and considers these types of diversity and background considerations in its selection process. The composition, skills and needs of the board change over time and will be considered in determining desirable candidates for any specific opening on the board. The Corporate Governance and Nominating Committee in considering a potential nominee will conduct its search for the best candidate for the board seat on a non-discriminatory basis.
Identifying and Evaluating Nominees for Directors
     The Corporate Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Corporate Governance and Nominating Committee regularly assesses the appropriate size of the board, and whether any vacancies on the board are expected, due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Corporate Governance and Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Corporate Governance and Nominating Committee through current board members, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Corporate Governance and Nominating Committee, and may be considered at any point during the year. As described above, the Corporate Governance and Nominating Committee considers properly submitted shareholder nominations for candidates for the board. Following verification of the shareholder status of persons proposing candidates, recommendations are aggregated and considered by the Corporate Governance and Nominating Committee at a regularly scheduled meeting, which is generally the first or second meeting prior to the issuance of the proxy statement for our Annual Meeting of shareholders. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials are forwarded to the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder. In evaluating such nominations, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the board.
Sources for New Nominees
     Messrs. Kratz, Duroc-Danner and Lovoi are directors standing for re-election. The Company did not utilize any third party search firms to assist in identifying potential director candidates during 2009 or to date in 2010. Neither the Corporate Secretary nor the Corporate Governance and Nominating Committee received any recommendations for director candidates from any shareholder or group of shareholders during 2009 or to date in 2010.
DIRECTOR COMPENSATION
2009 Director Compensation Table
     The following table provides compensation information for the one-year period ended December 31, 2009 for each member of our Board of Directors.

	Fees Earned or
	Paid in Cash	Stock Awards	Option Awards	Total
Name (1)	($)(2)	($)(3)(4)	($)(3)(5)	($)
Gordon F. Ahalt	$103,000	$200,000	$-0-	$303,000
Bernard J. Duroc-Danner	$-0-	$452,093	$-0-	$452,093
John V. Lovoi	$108,000	$200,000	$-0-	$308,000
T. William Porter	$107,000	$315,995	$-0-	$422,995
Nancy K. Quinn	$99,000	$400,000	$-0-	$499,000
William L. Transier	$109,000	$200,000	$-0-	$309,000
James A. Watt	$107,000	$200,000	$-0-	$307,000

(1)	Mr. Kratz has been omitted from the table because he did not receive any compensation for serving on our board during fiscal year 2009.

(2)	The annual fee for each member of the board and the fee related to the applicable board member’s serving on committees are paid quarterly. Fees earned include fees from special committees established by the board during the year. Since January 1, 2005, non-employee directors have had the option of taking board and committee fees (but not expenses) in the form of restricted stock. See “Summary of Director Compensation and Procedures” below.

(3)	Amounts shown in these columns represent the grant date fair value of the restricted stock as calculated in accordance with the provisions of FASB Accounting Standard Codification (ASC) Topic 718. We did not grant any stock options in the year ended December 31, 2009. The value ultimately realized by the director may or may not be equal to the FASB ASC Topic 718 determined value.

(4)	As of December 31, 2009, unvested restricted stock held by each non-employee director is as follows:

Share of Restricted
Director	Stock Outstanding (a)
Mr. Duroc-Danner	96,168
Mr. Ahalt	46,840
Mr. Lovoi	52,345
Mr. Transier	54,192
Mr. Watt	48,539
Mr. Porter	28,010
Ms. Quinn	91,110

(a)	Includes January 4, 2010 grants of restricted stock for fourth quarter service.
The grant date fair value of the restricted stock awarded with respect to the year ended December 31, 2009 to each director, computed in accordance with SFAS 123R is as follows:

			Number of	Grant Date
Name	Date of Grant		Shares	Fair Value
Mr. Duroc-Danner	February 26, 2009	(a)	67,901	$183,333
	April 1, 2009		4,195	$21,563
	July 1, 2009		1,754	$19,066
	October 1, 2009		939	$14,066
	December 7, 2009	(b)	17,036	$200,000
	January 4, 2010	(c)	1,197	$14,065
Mr. Ahalt	December 7, 2009	(b)	17,036	$200,000
Ms. Quinn	February 26, 2009	(a)	74,074	$200,000
	December 7, 2009	(b)	17,036	$200,000
Mr. Lovoi	December 7, 2009	(a)	17,036	$200,000
Mr. Porter	May 13, 2009	(a)	10,974	$115,995
	December 7, 2009	(b)	17,036	$200,000
Mr. Transier	December 7, 2009	(b)	17,036	$200,000
Mr. Watt	December 7, 2009	(b)	17,036	$200,000

(a)	Represents annual grant for 2009 board service.

(b)	Represents annual grant for 2010 board service.

(c)	Represents the payment of board and committee fees due for the fourth quarter of 2009.

(5)	We did not grant any stock options in the year ended December 31, 2009. As of December 31, 2009, options for 88,000 shares were outstanding to Mr. Duroc-Danner awarded on February 25, 2004 which vested 20% on each of February 25, 2005, 2006, 2007, 2008 and 2009; options for 88,000 shares were outstanding to Mr. Lovoi awarded on February 17, 2003 which vested 20% on each of February 17, 2004, 2005, 2006, 2007 and 2008; options for 30,000 shares were outstanding to Mr. Ahalt awarded on January 23, 2001 which vested 20% on each of January 23, 2002, 2003, 2004, 2005 and 2006; and options for 52,800 shares were outstanding to Mr. Porter awarded on May 11, 2004, which vested 20% on each of May 11, 2005, 2006, 2007, 2008 and 2009. All grants of options to directors were in the initial amount equivalent to 88,000 shares. Neither Mr. Watt, Mr. Transier, nor Ms. Quinn had any outstanding options as of December 31, 2009.
For information regarding the vesting schedules of all restricted stock awards see the footnotes to the table under “Share Ownership Information – Management Shareholdings” on pages 22-24 hereof.
Summary of Director Compensation and Procedures
     Our non-employee director compensation structure has three components: director fees, expenses and equity-based compensation currently in the form of restricted stock awards. We re-evaluate director compensation on an annual basis based on the compensation of directors by companies in our peer group. In 2009, the directors (other than Mr. Kratz, who is employed by the Company) received an annual director’s fee of $45,000, and $2,000 per board meeting for attending each of four regularly scheduled quarterly meetings and any special board meetings. Furthermore, each of the outside directors receives an annual committee retainer fee of $5,000 for each committee on which such director serves and a fee of $2,000 ($3,000 for the Chair) for each committee meeting attended. We also pay the reasonable out-of-pocket expenses incurred by each director in connection with attending the meetings of the Board of Directors and any committee thereof.
     Since January 1, 2005, non-employee directors have had the option of taking board and committee fees (but not expenses) in the form of restricted stock, pursuant to the terms of the 2005 Long Term Incentive Plan, as amended (the 2005 Plan) for grants after May 10, 2005, or the 1995 Long Term Incentive Plan, as amended (the 1995 Plan) for grants on or before May 10, 2005. An election to take fees in the form of cash or stock is made by a director prior to the beginning of the subject fiscal year. Directors taking fees in the form of restricted stock receive an award for a quarter on the first business day of the next quarter in an amount equal to 125% of the cash equivalent on the last trading day of the fiscal quarter for which the fees are being determined. The award fully vests two years after the first day of the subject fiscal year. For fiscal year 2009, Mr. Duroc-Danner elected to take board fees in the form of restricted stock. During the year ended December 31, 2009, director (other than our employee directors) compensation was $2,601,088, which was composed of $633,000 in cash compensation and $1,968,088 in restricted stock compensation (as described above).
     Prior to 2005, each non-employee director received at approximately the time he joined the board, and on each fifth anniversary of service thereafter, options to purchase 44,000 shares of our common stock at an exercise price equal to the fair market value of the common stock on the date of grant. As with our other options, these options vest equally over five years and expire on their tenth anniversary. On December 8, 2005, there was a two-for-one stock split that had the effect of doubling the number of options outstanding while halving the strike price. As of March 27, 2010, options for 88,000 shares were outstanding to each of Messrs. Duroc-Danner and Lovoi; options for 30,000 shares were outstanding to Mr. Ahalt; and options for 52,800 shares were outstanding to Mr. Porter. Neither Mr. Watt, Mr. Transier nor Ms. Quinn had any outstanding options as of March 19, 2010. No options were issued in the year ended December 31, 2009.
     In 2005, the board, on the recommendation of the Compensation Committee, voted to change the equity compensation of directors. Currently, on joining the board (and for directors whose stock options are vesting, on the date of the board meeting closest to the anniversary date of such joining) and thereafter on the date of each December board meeting, a director would receive a grant of restricted stock; provided, however, that such grants of restricted stock would not occur until such time as any prior grant of options had fully vested. Accordingly, on February 26, 2009, Ms. Quinn received a grant of 74,074 shares of restricted stock and Mr. Duroc-Danner received a grant of 67,901 shares of restricted stock; on May 13, 2009, Mr. Porter received a grant of 10,974 shares of restricted stock; and on December 7, 2009, Messrs. Ahalt, Duroc-Danner, Lovoi, Porter, Transier and Watt and Ms. Quinn each received a grant of 17,036 shares of restricted stock. All such grants of restricted stock are made pursuant to the terms of the 2005 Plan and vest ratably over five years, subject to immediate vesting on the occurrence of a Change of Control (as defined in the 2005 Plan).
     Directors who are also our employees do not receive cash or equity compensation for service on the board in addition to compensation payable for their service as employees of Helix.
CERTAIN RELATIONSHIPS
     In accordance with our Audit Committee charter, our Audit Committee is responsible for reviewing and approving the terms and conditions of all related party transactions. The Audit Committee has adopted a written statement of policy with respect to related party transactions. It is our written policy to approve and enter into transactions only when the board, acting through the Audit Committee, determines that a transaction with a related party is in, or not inconsistent with, the best interests of the Company or our shareholders. The Audit Committee will consider all relevant facts and circumstances available to the Audit Committee to determine whether such related party transaction is in our best interests, including the benefits to us, the impact on a director’s independence, the availability of other sources for the product or services, the terms of the transaction and the terms available from unrelated third parties. The policy covers any transaction, arrangement or relationship in which we are a participant and in which a related party has a direct or indirect interest, other than transactions available to all employees generally or transactions involving less than $5,000. A “related party” includes any person that served as a senior officer or director in the last fiscal year; and a person that beneficially owns more than 5% of our outstanding voting securities; and a person that is the immediate family member of either of the foregoing or an entity that is controlled by any of the foregoing. Other than the ongoing ordinary course transactions with Weatherford International Ltd. (Weatherford) described below, we did not enter into any financial transactions with any related party during fiscal 2009. If we were to do so in the future, any such material financial transaction would need to be approved by our Audit Committee prior to our Company entering into such transaction.
Cal Dive International, Inc.
     Subsequent to the initial public offering (IPO) of Cal Dive, from time to time we provided Cal Dive certain management and administrative services including: (i) accounting, treasury, payroll and other financial services; (ii) legal, insurance and claims services; (iii) information systems, network and communication services; (iv) employee benefit services (including direct third-party group insurance costs and 401(k) contribution matching costs discussed below); and (v) corporate facilities management services. Total allocated costs to Cal Dive for such services were $0.9 million for the period of January 1, 2009 through deconsolidation in June 2009. Total allocated services to Cal Dive totaled approximately $4.0 million and $3.6 million for the years ended December 31 2008 and 2007, respectively.
     Included in these costs are costs related to the participation by Cal Dive’s employees in our employee benefit plans through December 31, 2007, including employee medical insurance and a defined contribution 401(k) retirement plan. These costs were recorded as a component of operating expenses and were approximately $9.2 million for the year ended December 31, 2007.
     In addition, through December 31, 2007, Cal Dive provided to us operational and field support services including: (i) training and quality control services; (ii) marine administration services; (iii) supply chain and base operation services; (iv) environmental, health and safety services; (v) operational facilities management services; and (vi) human resources. Total allocated costs to us for such services were approximately $3.4 million for the year ended December 31, 2007.
     In connection with the IPO of Cal Dive, we entered into intercompany agreements with Cal Dive that address the rights and obligations of each respective company, including a Master Agreement, a Corporate Services Agreement, an Employee Matters Agreement and a Tax Matters Agreement. The Master Agreement describes and provides a framework for the separation of our business from Cal Dive’s business, allocates liabilities (including potential liabilities related to litigation) between the parties, allocates responsibilities and provides standards for each of the parties’ conduct going forward (e.g., coordination regarding financial reporting), and sets forth the indemnification obligations of each party to the other. In addition, the Master Agreement provides us with a preferential right to use a specified number of Cal Dive’s vessels in accordance with the terms of such agreement.
     Pursuant to the Corporate Services Agreement, each party agreed to provide specified services to the other party, including administrative and support services for the time period specified therein. Generally once we ceased to own more than 50% of the total voting power of Cal Dive common stock, all services may be terminated by either party upon 60 days notice, but a longer notice period is applicable for selected services. Each of the services was provided in exchange for a monthly charge as calculated for each service (based on relative revenues, number of users for a particular service, or other specified measure). In general, under the Corporate Services Agreement as originally entered into by the parties we provided Cal Dive with services related to the tax, treasury, audit, insurance (including claims) and information technology functions; Cal Dive provided us with services related to the human resources, training and orientation functions, and certain supply chain and environmental, health and safety services. However, the Corporate Services Agreement was amended effective January 1, 2008 and effective January 1, 2009 to reflect that Cal Dive no longer provides us with these functions, and to reflect that we only provide Cal Dive with certain information technology and insurance services. This Agreement was terminated in August 2009 upon mutual agreement between Cal Dive and us.
     Pursuant to the Employee Matters Agreement, except as otherwise provided, Cal Dive generally accepted and assumed all employment related obligations with respect to all individuals who are employees of Cal Dive as of the IPO closing date, including expenses related to existing options and restricted stock. Those employees were entitled to retain their Helix stock options and restricted stock grants under their original terms except as mandated by applicable law. The Employee Matters Agreement also permitted Cal Dive employees to participate in our Employee Stock Purchase Plan for the offering period that ended June 30, 2007, and Cal Dive paid us $1.6 million in July 2007, which was the fair market value of the shares of our stock purchased by such employees.
     Pursuant to the Tax Matters Agreement, we are generally responsible for all federal, state, local and foreign income taxes that are attributable to Cal Dive for all tax periods ending on the IPO; Cal Dive is generally responsible for all such taxes beginning after the IPO. In addition, the agreement provides that for a period of up to ten years, Cal Dive is required to make annual payments to us equal to 90% of tax benefits derived by Cal Dive from tax basis adjustments resulting from the “Boot” gain recognized by us as a result of the distributions made to us as part of the IPO transaction.
Other
     In April 2000, we acquired a 20% working interest in Gunnison, a Deepwater Gulf of Mexico prospect of Kerr-McGee. Financing for the exploratory costs of approximately $20 million was provided by an investment partnership (OKCD Investments, Ltd. or OKCD), the investors of which include current and former Helix senior management, in exchange for a revenue interest that is an overriding royalty interest of 25% of our 20% working interest. Production from the Gunnison field commenced in December 2003. We have made payments to OKCD totaling $11.3 million, $21.6 million and $22.1 million in the years ended December 31, 2009, 2008 and 2007, respectively. Our CEO, Mr. Kratz, through Class A limited partnership interests in OKCD, personally owns approximately 80.4% of the partnership. Martin Ferron, our former President and CEO, owns approximately 1.2% of the partnership and A. Wade Pursell, our former Executive Vice President and Chief Financial Officer, owns approximately 0.4% of the partnership. In 2000, OKCD also awarded Class B income participations to key Helix employees.
     During 2009, 2008 and 2007, we paid $3.3 million, $3.4 million and $12.3 million, respectively, to Weatherford International Ltd. (Weatherford), an oil and gas industry company, for services provided to us. Mr. Duroc-Danner, a member of our board of directors, is Chairman, President and Chief Executive Officer of Weatherford.
     In 2009, we made $0.2 million in rental payments to Mine Maintenance Management whose partners include two current employees of our wholly owned subsidiary in Australia. We currently lease from Mine Maintenance an office building and a fabrication facility both located in Perth, Australia.
Audit Committee Pre-Approval Policies and Procedures
     The Audit Committee has adopted procedures for pre-approving certain audit and permissible non-audit services provided by the independent registered public accounting firm. These procedures include reviewing a budget for audit and permissible non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of audit and permissible non-audit services that are recurring in nature and therefore anticipated at the time the budget is submitted. During the year, circumstances may arise such that it becomes necessary to engage the independent registered public accounting firm for services in excess of those contemplated by the budget or for additional services. Audit Committee approval is required to exceed the budget amount for a particular category of audit or permissible non-audit services and to engage the independent registered public accounting firm for any audit or permissible non-audit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC rules on auditor independence. The Audit Committee charter includes specific pre-approval procedures with respect to tax related services. The Audit Committee charter delegates pre-approval authority in certain circumstances to the Chairman of the Audit Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firms to ensure that such services are within the parameters approved by the Audit Committee. None of the fees were for services approved by the Audit Committee pursuant to the de minimis exception in paragraph (c)(7)(i)(c) of Rule 2-01 of Regulation S-X.
     All fiscal year 2009 professional services by Ernst & Young LLP were pre-approved.

REPORT OF THE AUDIT COMMITTEE
     The Company’s Audit Committee consisted of four directors: T. William Porter, William L. Transier, John V. Lovoi and Nancy K. Quinn. All members of the Audit Committee have been determined to be independent by the board of directors (as independence is defined in the listing standards of the NYSE and the rules of the SEC). Each member of the Audit Committee satisfies the NYSE requirements for experience and expertise, and the board also has determined that Mr. Transier and Ms. Quinn each is an “audit committee financial expert” as defined by the SEC. During the fiscal year ended December 31, 2009, the Audit Committee conducted seven meetings.
     The primary purpose of the Audit Committee is to assess the information provided by management and our independent registered public accounting firm and to assist the board of directors in fulfilling its oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to: (1) the integrity of the financial statements of the Company; (2) the compliance by the Company with legal and regulatory requirements; (3) the performance of the Company’s internal audit function and independent registered public accounting firm; and (4) the independent registered public accounting firm’s qualifications and independence. The Audit Committee’s charter, a written charter adopted by the board of directors, describes in greater detail the full responsibilities of the Audit Committee. A copy of the Audit Committee charter is on our website at http://www.HelixESG.com or available to any shareholder requesting a copy. The Audit Committee annually reviews and assesses the adequacy of its charter in order to insure early or timely compliance with statutory, regulatory, listing and other requirements applicable to the Company.
     Management is responsible for the preparation, presentation and integrity of the financial statements and for the appropriateness of our accounting and financial reporting principles and policies. Management is also responsible for establishing and maintaining the Company’s internal controls and procedures, establishing financial reporting processes and controls, evaluating the effectiveness of such controls and procedures and ensuring compliance with laws, regulations and ethical business standards. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the Company’s financial statements in accordance with standards of the Public Company Accounting Oversight Board (U.S.) and issuing a report thereon as well as expressing an opinion on the effectiveness of our internal controls over financial reporting. The Audit Committee members are not professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee’s responsibility is to monitor and oversee these processes.
     The Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2009, with management, and management represented that the financial statements of the Company were prepared in accordance with accounting principles generally accepted in the United States. Management has also represented that they have assessed the effectiveness of the Company’s internal controls over financial reporting as of December 31, 2009, and determined that, as of that date, the Company has maintained effective internal control over financial reporting.
     In connection with the December 31, 2009 financial statements, the Audit Committee: (1) reviewed and discussed the audited financial statements with management and the independent registered public accounting firm; (2) reviewed with the independent registered public accounting firm the scope and plan of the audit; (3) discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees”, as amended by SAS No. 90 and as otherwise may be modified or supplemented; (4) discussed with the independent registered public accounting firm that firm’s independence from management and the Company and received written disclosures and the letter required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” as may be modified or supplemented; and (5) discussed with the independent registered public accounting firm (in executive session outside of the presence of management) the audited financial statements and the evaluation of our system of internal controls.
     Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.
     Submitted by the members of the Audit Committee.
AUDIT COMMITTEE
William L. Transier (Chairman)
John V. Lovoi
T. William Porter
Nancy K. Quinn

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.
SHARE OWNERSHIP INFORMATION
Five Percent Owners
     The following table sets forth information as to all persons or entities known by us to have beneficial ownership, as of March 19, 2010, of more than 5% of the outstanding shares of our common stock, other than Mr. Kratz’s beneficial ownership which is set forth in “Management Shareholdings” below. As of March 19, 2010, we had 104,478,348 shares outstanding. The information set forth below has been determined in accordance with Rule 13d-3 under the Exchange Act on the basis of the most recent information filed with the SEC and furnished to us by the person listed. To our knowledge, except as otherwise indicated below, all shares shown as beneficially owned are held with sole voting power and sole dispositive power.

	Shares Beneficially		Percent of
Name and Address	Owned		Common Shares
(1) AXA Assurances I.A.R.D. Mutuelle 26, Rue Drouot 75009 Paris, France	5,334,935	(1)	5.1%
(2) BlackRock, Inc. 40 East 52nd Street New York, New York 10022	10,009,674	(2)	9.6%
(3) EARNEST Partners, LLC 1180 Peachtree Street NE, Suite 2300 Atlanta, Georgia 30309	5,798,285	(3)	5.6%

(1)	Based solely on a Schedule 13G filed with the SEC by AXA Assurances I.A.R.D. on February 12, 2010, the number of shares includes shares held by AXA Assurances I.A.R.D. and consists of shares beneficially owned by AXA Assurances Vie Mutuelle, AXA Financial, Inc., and AXA. AXA Assurances I.A.R.D. has the sole power to vote and dispose of the 4,037,943 shares of common stock beneficially owned by it and dispositive power over 5,334,935 shares of common stock.

(2)	Based solely on a Schedule 13G filed with the SEC by BlackRock, Inc. on January 29, 2010, the number of shares includes shares held by BlackRock, Inc. or Barclays Global Investors, NA. BlackRock has sole power to vote and power to dispose of 10,009,674 shares of our common stock.

(3)	Based solely upon a Schedule 13G filed with the SEC by EARNST Partners, LLC on February 9, 2010, EARNEST Partners, LLC is a Georgia limited liability company (EARNEST), and is the beneficial owner of 5.6% of our outstanding common stock. EARNEST has the sole power to vote 3,391,400 shares of common stock beneficially owned by it and shared power to vote 1,033,785 shares of common stock beneficially owned by it. EARNEST has the sole power to dispose of the 5,798,285 shares of common stock beneficially owned by it.

Management Shareholdings
     The following table shows the number of shares of our common stock beneficially owned as of March 19, 2010 by our directors and nominees for director and the executive officers identified in the Summary Compensation Table below (named executive officers), and all directors and such executive officers as a group.
     The number of shares beneficially owned by each director or executive officer is determined by the rules of the SEC, and the information does not necessarily indicate beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the person or entity has sole or shared voting power or investment power regardless of economic interest, and also any shares that the person or entity can acquire within 60 days of March 19, 2010 through the exercise of stock options or other right. The inclusion in the table below of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. As of March 19, 2010 there were 104,478,348 shares of common stock outstanding. The address of all executive officers and directors is care of Helix Energy Solutions Group, Inc., 400 North Sam Houston Parkway East, Suite 400, Houston, Texas 77060.

		Of Shares Beneficially
		Owned, Amount that may
	Amount and Nature of	be Acquired Within 60 Days	Percentage of Common
Name of Beneficial Owner(1)	Beneficial Ownership(2)	by Option Exercise	Stock Outstanding
Owen Kratz (3)	5,546,253	13,400	5.3%
Bart H. Heijermans (4)	210,906	-0-	*
Robert Murphy (5)	131,467	-0-	*
Anthony Tripodo (6)	210,366	51,000	*
Alisa B. Johnson (7)	108,291	-0-	*
Gordon F. Ahalt (8)	117,561	30,000	*
Bernard Duroc-Danner (9)	189,465	88,000	*
John V. Lovoi (10)	156,837	88,000	*
T. William Porter (11)	63,210	52,800	*
Nancy K. Quinn (12)	93,110	-0-	*
William L. Transier (13)	83,858	-0-	*
James A. Watt (14)	71,115	-0-	*
All named executive officers and directors as a group (12 persons)	6,982,439	323,200	6.7%

*	Indicates ownership of less than 1% of the outstanding shares of our common stock.

(1)	The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them except as may be otherwise indicated in a footnote.

(2)	Amounts include the shares shown in the next adjacent column, which are not currently outstanding but are deemed beneficially owned because of the right to acquire them pursuant to options exercisable within 60 days of March 19, 2010 (i.e., on or before May 18, 2010).

(3)	Mr. Kratz disclaims beneficial ownership of 1,000,000 shares included in the above table, which are held by Joss Investments Limited Partnership, an entity of which he is a General Partner. Amount also includes restricted stock awards: (i) in the amount of 44,250 shares awarded on January 3, 2006 which vest 20% on each of January 3, 2007, 2008, 2009, 2010 and 2011; (ii) in the amount of 89,576 shares awarded on January 2, 2007 which vest 20% on January 2, 2008, 2009, 2010, 2011 and 2012; (iii) in the amount of 72,289 shares awarded on January 2, 2008 which vest 20% on each of January 2, 2009, 2010, 2011, 2012 and 2013; (iv) in the amount of 72,289 shares awarded on January 2, 2009 which vest 20% on each of January 2, 2010, 2011, 2012, 2013 and 2014; and (v) in the amount of 101,012 shares awarded on January 4, 2010 which vest 20% on each of January 4, 2011, 2012, 2013, 2014 and 2015.

(4)	Amount includes restricted stock awards (i) in the amount of 13,600 shares awarded on January 3, 2006 which vest 20% on each of January 3, 2007, 2008, 2009, 2010 and 2011; (ii) in the amount of 39,082 shares awarded on January 2, 2007 which vest 20% on each of January 2, 2008, 2009, 2010, 2011 and 2012; (iii) in the amount of 48,193 shares awarded on January 2,

2008 which vest 20% on each of January 2, 2009, 2010, 2011, 2012 and 2013; and (iv) in the amount of 48,193 shares awarded on January 2, 2009 which vest 20% on each of January 2, 2010, 2011, 2012, 2013 and 2014; and (v) in the amount of 50,506 shares awarded on January 4, 2010 which vest 20% on each of January 4, 2011, 2012, 2013, 2014 and 2015.

(5)	Mr. Murphy resigned as an executive officer of the Company effective March 7, 2010. Pursuant to the terms of his Separation and Release Agreement 69,023 shares of restricted stock vested on March 16, 2010. All other unvested shares of restricted stock outstanding as of March 16, 2010 were forfeited by Mr. Murphy.

(6)	Amount includes restricted stock awards (i) in the amount of 70,500 shares awarded June 25, 2008 which vest 20% on June 25, 2009, 2010, 2011, 2012 and 2013; (ii) in the amount of 31,325 shares awarded January 2, 2009 which vest 20% on January 2, 2010, 2011, 2012, 2013 and 2014; and (iii) in the amount of 43,767 shares awarded on January 4, 2010 which vest 20% on each of January 4, 2011, 2012, 2013, 2014 and 2015.

(7)	Amount includes restricted stock awards (i) in the amount of 19,117 shares awarded September 18, 2006 which will vest 20% on September 18, 2007, 2008, 2009, 2010 and 2011; (ii) in the amount of 7,007 shares awarded January 2, 2007 which will vest 20% on January 2, 2008, 2009, 2010, 2011 and 2012; (iii) in the amount of 22,892 shares awarded January 2, 2008 which will vest 20% on January 2, 2009, 2010, 2011, 2012 and 2013; (iv) in the amount of 22,892 shares awarded January 2, 2009 which will vest 20% on January 2, 2010, 2011, 2012, 2013 and 2014; and (v) in the amount of 35,350 shares awarded on January 4, 2010 which vest 20% on each of January 4, 2011, 2012, 2013, 2014 and 2015.

(8)	Amount includes restricted stock awards (i) in the amount of 5,642 shares awarded on December 7, 2006 which vest 20% on each of December 7, 2007, 2008, 2009, 2010 and 2011; (ii) in the amount of 4,797 shares awarded on December 7, 2007 which will vest 20% on each of December 7, 2008, 2009, 2010, 2011 and 2012; (iii) in the amount of 29,586 awarded on December 11, 2008 which will vest 20% on December 11, 2009, 2010, 2011, 2012 and 2013; and (iv) in the amount of 17,036 shares awarded on December 7, 2009 which vest 20% on each of December 7, 2010, 2011, 2012, 2013 and 2014.

(9)	Amount includes restricted stock awards (i) in the amount of 1,985 awarded on January 2, 2009 which will vest on January 1, 2011; and (ii) in the amount of 67,901 awarded on February 26, 2009 which will vest 20% on February 26, 2010, 2011, 2012, 2013 and 2014; (iii) in the amount of 4,195 awarded on April 1, 2009 which will vest on January 1, 2011; (iv) in the amount of 1,754 awarded on July 1, 2009 which vest on January 1, 2011; (v) in the amount of 939 awarded on October 1, 2009 which vest on January 1, 2011; (vi) in the amount of 17,036 shares awarded on December 7, 2009 which vest 20% on each of December 7, 2010, 2011, 2012, 2013 and 2014; and (vii) in the amount of 1,197 awarded on January 4, 2010 which vest on January 1, 2012.

(10)	Amount includes restricted stock awards (i) in the amount of 5,537 shares awarded February 28, 2008 which vest 20% on each of February 28, 2009, 2010, 2011, 2012 and 2013; (ii) in the amount of 29,586 awarded on December 11, 2008 which will vest 20% on December 11, 2009, 2010, 2011, 2012 and 2013; (iii) in the amount of 4,316 awarded on January 2, 2009 which will vest on January 1, 2011; and (iv) in the amount of 17,036 shares awarded on December 7, 2009 which vest 20% on each of December 7, 2010, 2011, 2012, 2013 and 2014.

(11)	Amount includes restricted stock awards (i) in the amount of 10,974 shares awarded on May 13, 2009 which vest 20% on each of May 13, 2010, 2011, 2012, 2013 and 2014; and (ii) in the amount of 17,036 shares awarded on December 7, 2009 which vest 20% on each of December 7, 2010, 2011, 2012, 2013 and 2014.

(12)	Amount includes restricted stock awards (i) in the amount of 74,074 shares awarded on February 26, 2009 which will vest 20% on February 26, 2010, 2011, 2012, 2013 and 2014; and (ii) in the amount of 17,036 shares awarded on December 7, 2009 which vest 20% on each of December 7, 2010, 2011, 2012, 2013 and 2014.

(13)	Amount includes restricted stock awards (i) in the amount of 5,000 shares awarded on December 13, 2005 which vest 20% on each of December 13, 2006, 2007, 2008, 2009 and 2010; (ii) in the amount of 5,642 shares awarded on December 7, 2006 which vest 20% on each of December 7, 2007, 2008, 2009, 2010 and 2011; (iii) in the amount of 4,797 shares awarded on December 7, 2007 which vest 20% on each of December 7, 2008, 2009, 2010, 2011 and 2012; (iv) in the amount of 29,586 awarded on December 11, 2008 which will vest 20% on December 11, 2009, 2010, 2011, 2012 and 2013; (v) in the amount of 4,316 awarded on January 2, 2009 which will vest on January 1, 2011 and (vi) in the amount of 17,036 shares awarded on December 7, 2009 which vest 20% on each of December 7, 2010, 2011, 2012, 2013 and 2014.

(14)	Amount includes 130 shares held as custodian for Mr. Watts’ son. Amount also includes restricted stock award (i) in the amount of 12,390 shares awarded on July 1, 2006 which vest 20% on each of July 1, 2007, 2008, 2009, 2010 and 2011; (ii) in the amount of 4,797 shares awarded on December 7, 2007 which vest 20% on each of December 7, 2008, 2009, 2010, 2011 and 2012; (iii) in the amount of 29,586 awarded on December 11, 2008 which will vest 20% on December 11, 2009, 2010, 2011, 2012 and 2013 and (iv) in the amount of 17,036 shares awarded on December 7, 2009 which vest 20% on each of December 7, 2010, 2011, 2012, 2013 and 2014.
Section 16(a) Beneficial Ownership Reporting Compliance.
     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities, or “reporting person,” to file with the Securities and Exchange Commission initial reports of ownership and report changes in ownership of the Company’s common stock. Reporting persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of these reports furnished to the Company, we believe that all reports required to be filed by reporting persons pursuant to Section 16(a) of the Exchange Act were filed for the year ended December 31, 2009 on a timely basis.
EQUITY COMPENSATION PLAN INFORMATION
     The table below provides information relating to the Company’s equity compensation plans as of December 31, 2009:

	Number of Securities
	to Be Issued upon	Weighted-Average	Number of Securities
	Exercise of Outstanding	Exercise Price of	Remaining Available
	Options, Warrants	Outstanding Options,	for Future Issuance under
Plan Category	and Rights(3)	Warrants and Rights	Compensation Plans(4)
Equity compensation plans approved by security holders (1)	-0-	-0-	3,322,285	(4)(5)
Equity compensation plans not approved by security holders (2)	501,318	$10.63	631,115

Total	501,318	$10.63	3,953,400

(1)	The 2005 Plan, which was approved by our shareholders at our 2005 annual meeting, provides that the Company may grant up to 6,000,000 shares of our common stock in the form of 2,000,000 options and up to 4,000,000 shares of restricted stock or restricted stock units subject to the terms and conditions of the 2005 Plan.

(2)	The 1995 Plan was approved in 1995 at a meeting of the Compensation Committee. Under the 1995 Plan, a maximum of 10% of the total shares of common stock issued and outstanding may be granted to key executives and selected employees and non-employee members of the Board of Directors in the form of stock options, stock appreciation right or stock awards. Following the approval by shareholders of the 2005 Plan on May 10, 2005, no further grants have been or will be made under the 1995 Plan.

(3)	As of December 31, 2009, there were 8,343,798 options, and 193,166 shares of restricted stock, granted under the 1995 Plan and 2,684,011 shares of restricted stock granted under the 2005 Plan.

(4)	Between December 31, 2009 and the record date, March 19, 2010, no new options were issued and 456,739 shares of restricted stock were awarded pursuant to the 2005 Plan. As of March 19, 2009, the Company had 631,115 shares available under the 1995 Plan and 2,000,000 options and 1,322,285 shares of restricted stock available under the 2005 Plan.

(5)	This number reflects only securities available for issuance under the 2005 Plan. The Company has additional securities available under the 1995 Plan as discussed in note 4 above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     No member of the Compensation Committee of our board was, during fiscal year 2009, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries, or had any relationships requiring disclosure by the Company under Item 404 of Regulation S-K under the Exchange Act.
     During 2009, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one or more of whose executive officers served on the Compensation Committee of our board, (ii) a director of another entity, one or more of whose executive officers served on the Compensation Committee, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one or more of whose executive officers served as a member of our board.
COMPENSATION DISCUSSION AND ANALYSIS
     This Compensation Discussion and Analysis (CD&A) is intended to provide our shareholders with a description of the material elements of our compensation program for our executive officers for the year 2009 including our named executive officers listed in the summary compensation table below, or “named executive officers,” and the policies and objectives that support that program. Mr. Murphy, a named executive officer, resigned as an executive officer effective March 7, 2010. In connection with his resignation, Mr. Murphy entered into a Separation and Release Agreement that provides the terms and conditions for all payments, vesting of equity and cash awards and all other compensation related matters.
Compensation Philosophy and Objectives
     Our business model, which includes both a marine contracting services segment and an oil and gas exploration and development segment, is very complex and requires highly qualified and technically proficient executive officers. In addition, we rely on our executive officers to develop and execute our business strategy in a way that maximizes value for our shareholders through the market and business fluctuations of a cyclical industry. Our compensation philosophy reflects the realities of the competitive market in which we operate and the characteristics of our business environment. The Compensation Committee and management believe that our compensation programs are balanced and reasonable and help us attract, retain and motivate qualified and technically proficient employees through a range of business cycles. Helix has always taken a long-term view, and as a result, we use judgment and discretion rather than rely solely on formulaic results to determine compensation. Our compensation program is designed to create a positive environment in which the employees, including the named executive officers, are enthusiastic about our business, strategic objectives, core values and culture, and are working toward our long-term success. We have a strong pay-for-performance culture that runs through the whole Company but starts at the top with the named executive officers. For our executive officers, we attempt to reward sustained performance over time by emphasizing long-term incentive awards, including both a cash component and an equity component. Although we strive to maintain consistency in our compensation philosophy and approach, our compensation elements are designed and operate to limit certain components of compensation during periods of economic stress, reduced earnings and significantly lower stock prices.
     Currently, we have six executive officers. These executive officers have the broadest set of responsibilities, duties and policy-making authority in the Company. We hold them responsible for our performance, for implementing our strategic objectives and for fostering and maintaining a culture of strong core values and ethics. Details of compensation for our CEO, Chief Financial Officer, and three other highest paid executive officers can be found in the tables beginning on page 37.
     Executive Compensation Policy
     While the amount of compensation may be different, each of the components of an executive officer’s compensation package is the same and is applied using broadly the same methodology, which is described below. In 2009, our executive compensation program consisted of a base salary, a cash bonus, a long-term incentive cash opportunity award and a long-term incentive equity award. All elements of the compensation program are designed upon the following principles:
•	We pay for performance and compensate to reflect performance of the executive, the group for which an executive is responsible, and our business in general;

•	We pay competitively in terms of type and amount of compensation as compared to other companies in our industry (as discussed below);

•	We compensate based upon the responsibilities, complexity and difficulty of an executive’s position;

•	A substantial portion of each executive’s total compensation should be variable or “at risk”;

•	Because of the cyclical nature of our industry and other factors related to an executive officer’s overall performance, the short-term incentive bonus compensation should not be based on formulas or pre-set thresholds but should be based on the discretion of the Compensation Committee;

•	The compensation program should incentivize executive officers to remain with us over the long-term;

•	Components of compensation should be tied to increasing shareholder value;

•	The compensation program should incentivize executive officers to execute our business plan and our financial objectives consistent with our long-term strategy and should balance rewards for short-term and long-term performance; and

•	Annual performance that reflects the execution of our stated strategy should be rewarded.
     Key Considerations in Determining Executive Compensation for 2009
     The Compensation Committee applies the principles listed above to determine the compensation of each executive officer. The Compensation Committee considered the following information in evaluating the compensation program for 2009 and the compensation of each individual executive officer:
•	Marketplace compensation levels for each position provided by the independent compensation consultant retained by the Compensation Committee based on compensation data derived from the proxy statements of oilfield industry peers (our “peer group”);

•	The current roles and responsibilities of the current executive officers;

•	Current and historic information related to the performance of the Company and each of its segments;

•	Information regarding the compensation, performance, responsibilities, difficulties and complexities related to each executive officer’s role in our Company relative to the other executive officers; and

•	Recommendations of our CEO, with respect to the base salary, cash bonus target long-term incentive cash opportunity awards and equity grant of each executive officer, including each named executive officer.
     The Compensation Committee focuses much of its time on the CEO and other senior executive compensation to assure that such compensation reflects operating and financial performance. In 2009, the Company faced one of the most challenging environments in its history. As more fully described in the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” section of our 2009 Annual Report, the global recession and difficult business environment resulted in reduced commodity prices for oil and natural gas, reduced exploration and production budgets and lower spending on our services by our customers. The CEO and senior executive officers responded to the rapidly deteriorating economic condition by: (i) focusing and shaping the future direction of the Company around our deepwater construction and well intervention services; (ii) seeking and executing the strategic divestiture of certain “non-core” assets; and (iii) diligently working to improve the Company’s balance sheet, reduce debt and maximize our financial flexibility. The Compensation Committee considered the Company’s performance in achieving these goals in determining executive compensation.
     Except for the long-term cash opportunity awards, the main elements and goals of our executive compensation program did not change from 2008 to 2009. However, the Compensation Committee faced the challenge of achieving the right mix and level of compensation to retain and motivate executives through the difficult business conditions we experienced in 2009. Except for the payout with respect to the cash opportunity awards which depends on achieving specific quantitative performance objectives, the Compensation Committee does not use formulas in determining the amount and mix of compensation. Thus, the Compensation Committee evaluates a broad range of both quantitative and qualitative factors including delivering on financial targets, performance in the context of the economic environment and our objectives, a track record of integrity and good judgment, and expected future contribution to our results.
     Summary of Actions taken by the Compensation Committee in 2009
     The Compensation Committee took the following actions for 2009:
•	Annual base salary increases were not awarded to any of the named executive officers in January 2009:

•	The value of the long-term incentive compensation award for each named executive officer was the same as in January 2008;

•	The number of shares of restricted stock awarded to each executive officer was equal to the number granted to such officer in 2008;

•	Adopted the 2009 Long-Term Incentive Cash Plan (the 2009 Cash Incentive Plan); and

•	In light of freezing other elements of compensation generally, determined bonus target amounts for 2009 in order to achieve total compensation for each named executive officer of approximately 75% of the peer group data (as discussed below).
     Compensation Program Overview
     Role of the Compensation Committee
     The Compensation Committee assists the board in fulfilling its responsibilities for determining the total compensation packages offered to our executive officers and administers our compensation program. Specifically, the Compensation Committee is responsible for establishing the compensation policies and administering the compensation programs for our executive officers, for administering the grant of cash-based incentive awards for our executive officers under our 2009 Cash Incentive Plan and for administering the grant of equity-based incentive awards under our 2005 Plan. The Compensation Committee’s charter (i) empowers the Compensation Committee to review, evaluate and approve our executive officer compensation agreements, plans, policies and programs, (ii) delegates to the Compensation Committee all authority of the board required or appropriate to fulfill such purpose, and (iii) grants to the Compensation Committee the sole authority to retain and terminate any independent compensation consultant. No Compensation Committee member participates in any of our compensation programs, except for receiving grants of equity-based awards normally awarded to our directors under our 2005 Plan.
     Consideration of Risk
     Our compensation programs are discretionary, balanced and focused on the long term. Under this structure, the highest amount of compensation can be achieved through consistent superior performance over sustained periods of time. In addition, significant amounts of compensation are usually paid out over time. This provides incentives to manage the Company for the long term, while avoiding excessive risk-taking in the short term. Goals and objectives reflect a balanced mix of quantitative and qualitative performance measures to avoid excessive weight on a single performance measure. Likewise, the elements of compensation are balanced among cash payments, cash bonus, long-term cash opportunity awards and long-term equity incentive awards. We have also determined that our current form of long-term incentive compensation (restricted stock and long-term cash opportunity) is more appropriate than stock options to encourage management to take only the appropriate level of risk in order to create sustained shareholder value over the long-term. The Compensation Committee retains a large amount of discretion to adjust compensation for quality of performance and adherence to Company values.
     Role of the Compensation Consultant
     For each year, including 2009, the Compensation Committee compares our total compensation for each position occupied by our executive officers to the compensation paid by companies in our peer group for similar positions. The Compensation Committee’s independent consultant proposes companies to be included in the peer group and management annually reviews such proposal to ensure that the most appropriate companies are included therein. The Compensation Committee then reviews and approves the members of the peer group as it deems appropriate. The report of the compensation consultant with respect to 2009 compensation included proxy information on executive officer compensation programs of fifteen oil and gas companies or energy services companies of similar size which we consider our peer group companies. For fiscal 2009, the peer group for executive officer compensation consisted of the following companies:

BJ Services Company	Cameron International Corp.
FMC Technologies, Inc.	Global Industries Ltd.
Mariner Energy Inc.	McDermott International Inc.
Oceaneering International Inc.	Oil States International, Inc.
Petrofac Limited	Pioneer Natural Resources Company
Pride International, Inc.	Rowan Companies Inc.
Superior Energy Services, Inc.	Tetra Technologies Inc.
W&T Offshore, Inc.
     We believe these companies were appropriate for the purpose of our targeted compensation comparison for 2009 because such companies were our direct competitors or were companies that are likely competition for executive talent, their executive officers often have similar positions to or responsibilities of the positions held by our executive officers, each of the companies was of a comparable size to us, and each such company is within our same general industry.
     As a result of the lack of proxy data for Lloyd Hajdik, who at the time was Senior Vice President- Finance and Chief Accounting Officer, the Compensation Committee was also provided with data from Hewitt Consulting’s energy industry compensation database containing survey information (survey data) for this position. The survey data is for executive officers with similar positions with roles and responsibilities similar to those of Mr. Hajdik. The data used for compensation reference point purposes with respect to Mr. Hajdik’s compensation is the survey data.
     The data derived from the proxy peer group is the data used for compensation reference point purposes (other than with respect to Mr. Hajdik). With this information, the Compensation Committee reviews and analyzes compensation for each executive officer and makes adjustments as it deems appropriate in its discretion. As a general rule, annual base salary is compared to the 50th percentile (mid-point) of the range of annual cash base salary paid by our industry peers. The annual cash bonus award target and the equity-based incentive award for each executive officer were compared to the range of such compensation paid by our industry peers. The total compensation of our executive officers was compared to the 75th percentile of the range of total compensation paid by our industry peers to provide an incentive to our executive officers, including the named executive officers, to achieve a level of performance comparable to the top performing companies within our industry and also to attract and retain highly talented individuals.
     Pursuant to the authority granted to the Compensation Committee pursuant to its charter, the Compensation Committee engages independent compensation consultants to assist the committee in this process. In 2008, the Compensation Committee retained the services of Hewitt Consulting, an independent consultant that specializes in executive compensation matters. Hewitt Consulting reported to, and acted at the direction of, the Compensation Committee. Helix management worked closely with Hewitt Consulting, however, the Compensation Committee retained ultimate control and authority over Hewitt. For 2009, Hewitt Consulting provided survey database (with respect to the Chief Accounting Officer) and proxy peer data on total compensation with respect to the 25th percentile, market median (50th percentile), and 75th percentile of the market based on such officer’s position and pay rank. This data was presented to management and the Compensation Committee for its review and analysis in advance of the December 2008 meeting. The survey results and proxy data, as applicable, were taken into consideration by the CEO in determining his recommendations regarding base salary, cash bonus target and long-term incentive compensation for each of the executive officers and by the Compensation Committee. The CEO examined the survey and proxy peer data, as applicable, provided by the compensation consultant and made suggestions to the Compensation Committee for each of the executive officers with respect to 2009 base salary, bonus target, and long-term incentive compensation, as he deemed appropriate considering each of the executive officer’s area of responsibility and performance and the performance of the Company during 2009. The Compensation Committee then determined an appropriate base salary, bonus target and incentive compensation for each executive officer considering any factors the Compensation Committee deemed appropriate in its discretion.
     From time to time the compensation consultant provides additional services and advice to the Compensation Committee including reviewing and advising regarding the terms of employment agreements, advising on the structure and award levels of non-equity based incentive compensation for executive officers, advising with respect to structuring the fees paid to our independent directors as well as equity compensation awarded to our independent directors and providing such other information or advice regarding such other issues as may be requested by the committee.
     Role of the Chief Executive Officer
     As discussed above, during December 2008, our President and CEO provided recommendations to the Compensation Committee with respect to the 2009 compensation consisting of base salary, incentive compensation (including the cash opportunity and equity awards) and cash bonus target, for each executive officer. For 2009, due to the difficult economic times at the end of 2008 and financial challenges facing the Company, the CEO recommended that base salaries and incentive compensation, with the exception of Mr. Hajdik, remain the same as 2008 levels, and any additional compensation necessary to achieve the desired over-all level of compensation was reflected in the bonus target for the 2009 service year. Mr. Hajdik’s compensation increased primarily due to an increase in his job responsibilities and the increased complexity of his position.
     While the Compensation Committee considered the recommendations of the CEO with respect to the various elements of compensation for each executive officer, the Compensation Committee retains complete discretion over all decisions regarding compensation for our executive officers, including the CEO. We believe that the CEO’s input and recommendations are an important part of the Compensation Committee’s decision-making process because he is familiar with both the business objectives and each officer’s contributions to the attainment of those objectives. As the highest ranking officer involved in the management of the

Company, the CEO is in the best position to assess the performance of the Company, the business unit or group, and each individual executive officer, and, as a result, the CEO may make recommendations regarding the compensation of all executive officers, including himself, based on any factors he deemed relevant; however, the Compensation Committee makes its determinations of all executive officer compensation in its complete discretion. The Compensation Committee independently evaluated the recommendations of the CEO and made all final compensation decisions. The Compensation Committee decided the base salary, bonus targets and long-term incentive award for each of the executive officers, including the CEO, in executive session.
Elements of our 2009 Compensation Program
     Overview
     During fiscal 2009, the primary elements of compensation earned by each of our executive officers, including our named executive officers, consisted of:
•	base salary;

•	a short term incentive cash bonus;

•	long-term incentive compensation, in the form of a cash opportunity award; and

•	long-term incentive compensation, in the form of equity awards.
     We use each element of compensation to satisfy one or more of our stated compensation objectives. For purposes of this discussion, total compensation includes the total cash compensation (base salary plus cash bonus) plus long-term incentive awards (cash opportunity award and equity award). The committee’s goal is to achieve the appropriate balance between immediate cash rewards and long-term financial incentives for the achievement of both annual and long-term financial goals. To ensure appropriate linkage between our objectives and compensation levels, we periodically review the goals and the levels of each element of compensation.
     Typically, the Compensation Committee reviews and approves each element of compensation separately, and, if necessary, makes adjustments to individual elements of compensation to achieve total targeted compensation that is competitive with our peer group at the desired levels and that is deemed appropriate by the Compensation Committee.
     Base Salary Determination
     In establishing base salaries for executive officers, including the named executive officers, the Compensation Committee considers a number of factors including the executive’s job responsibilities, individual achievements and contributions, level of experience and personal compensation history. Base salary is set for our named executive officers at the regularly scheduled December meeting of our Compensation Committee, to be effective beginning on the first day of the next calendar year. It is not our policy to pay executive officers a base salary at the highest level relative to their peers, but rather generally to set their base salaries at a level comparable to the 50th percentile of the market. We believe that this, together with the other elements of our compensation program, provides appropriate compensation to each of our executive officers depending on his or her position, and gives us the opportunity to attract and retain talented managerial employees at the executive level.
     After reviewing the peer group or the survey data, as applicable, the Compensation Committee exercises its discretion and determines a base salary for each executive officer. In light of the turbulent economic environment that existed when the Compensation Committee approved the 2009 compensation program for executive officers and the challenges facing the Company, management did not recommend salary increases for the executive officers other than Mr. Hajdik (as a result of significant increase in his responsibilities and the scope of his duties). Set forth below are the actual base salary of the named executive officer, and the target bonus for and the actual bonus of the named executive officer.
     Cash Bonus Program
     The annual incentive compensation plan includes a cash bonus designed to reward our employees, including our executive officers, for the achievement of certain goals in a given year. The bonus target for each executive officer is established in either the December meeting of the Compensation Committee in the prior year or during the committee’s first meeting of the applicable year. In February of each year, prior to granting a bonus with respect to the prior year, the CEO reviews each executive officer’s responsibilities and performance for the prior year, reviews whether our goals and criteria were achieved during the prior year, and makes a recommendation to the Compensation Committee. The committee awards bonuses for the previous year at its first meeting of the year based upon the exercise of its discretion (as discussed in more detail below) considering the previously approved target bonus and after its review of the data provided by management and any other considerations it deems relevant. Bonuses are typically paid in March. The Compensation Committee evaluates many factors and components when determining a bonus payment including the following:
Company Performance
•	The Compensation Committee reviews our performance, for the applicable year, financial and otherwise, including balance sheet and pre-tax income metrics. Our objectives, as stated to our shareholders, potential investors and investment advisors, are aligned with the performance objectives of our named executive officers. In this way, we incentivize each named executive officer to successfully perform during the year in terms of his or her respective responsibilities which, together with its efforts of others, would ultimately cause us to meet our stated business and strategic objectives, including our earnings per share objective. Although we did not achieve all of our financial objectives for 2009, we did, however, execute the strategic divestiture of certain “non-core” assets and significantly improve the Company’s balance sheet, reducing debt and improving our financial flexibility.
Group Performance
•	The Compensation Committee reviews the performance and effectiveness of each of our business segments or groups. The committee evaluates whether the department or division for which each named executive officer has responsibility was well managed, performed effectively in light of market and other conditions, and achieved its budgetary or other goals.
Personal Performance
•	The Compensation Committee reviews the overall performance of each executive officer, including the named executive officers, in light of the officer’s job responsibilities, any personal objectives, and general effectiveness of such executive officer during the applicable period with respect to his or her position and responsibilities.
     In light of the turbulent economic environment that existed when the Compensation Committee approved the 2009 compensation program for executive officers and the challenges facing the Company at that time, management did not recommend increases in base salary or long-term incentive compensation for the executive officers other than Mr. Hajdik (as a result of significant increase in his responsibilities and the scope of his duties). Rather, in order to achieve our stated objective that total compensation for our executive officers be approximately 75th percentile of their peer group or survey data, as applicable, management recommended that all increases necessary to achieve this objective be made to the bonus target, which unlike other metrics, would be paid out on performance during the year. As a result, the bonus targets for 2009 were greater than bonus targets reflected in the peer group proxy data or survey data, as applicable.
     Set forth below are the actual base salaries for each named executive officer, the target bonus and the actual bonus (paid in March 2010) of the named executive officer:

		Bonus
	Base Salary(1)	Target(2)	Actual
Owen Kratz	$700,000	$1,400,000	$1,000,000
Anthony Tripodo	365,000	450,000	450,000
Bart Heijermans	450,000	600,000	450,000
Robert Murphy	450,000	600,000	300,000
Alisa Johnson	325,000	375,000	335,000

(1)	Annual base salary for each named executive officer is equal to the base salary paid such executive officer in 2008.

(2)	Target bonus is a higher percentage of the executive’s total compensation and the amount of the target bonus is greater than the amounts contained in the applicable percentile of the peer group data. The Compensation Committee elected to increase the amount of the target bonus in order to achieve total compensation in the 75% percentile given that both base salary and total incentive compensation remained the same as 2008.

          The cash bonuses paid for 2009 were based on the discretion of the Compensation Committee, considering some of the factors described above. The committee, after consultation with the CEO, determined that the Company had not met all of its financial and certain other performance objectives for the year, and as a result, the three most senior executive officers in charge of the operations of the Company were awarded cash bonuses in amounts less than their bonus targets. Mr. Kratz, our CEO, received approximately 71% of his bonus, Mr. Heijermans, our Chief Operating Officer, received 75% of his bonus target and Mr. Murphy, our former Executive Vice President — Oil & Gas, received 50% of his bonus target. We did, however, have considerable success in improving the Company’s balance sheet, reducing debt and improving our financial flexibility. The three executive officers in corporate functions (including Mr. Hajdik) were awarded a higher percentage of their bonus targets (90% or 100% of target bonus), because the committee determined that each such officer had performed at a very high level in the performance of his or her responsibilities particularly in light of the various challenges faced by the Company as a result of both factors unique to the Company and a difficult economic environment overall during 2009.
          2010 Bonus Plan
          For 2010, the Compensation Committee determined the bonus target for each executive officer in its December meeting. The committee will award bonuses for 2010 at its first meeting in 2011 based upon the exercise of its discretion (as discussed in more detail below) after its review of the data provided by management and any other data deemed appropriate by the Compensation Committee in its discretion without reference to specific company, group or individual goals. For 2010, all named executive officers have bonus targets equal to their 2009 bonus target except Mr. Tripodo. The bonus target for each named executive officer is set forth below:

Owen Kratz	—	$1,400,000
Bart Heijermans	—	$600,000
Robert Murphy	—	$600,000
Tony Tripodo	—	$600,000
Alisa B. Johnson	—	$375,000
          Long-Term Incentive Awards
          In addition to total cash compensation, each officer receives a long-term incentive award. The incentive award is comprised of a cash opportunity award and an equity incentive award. In 2009, the total value of the incentive award was determined by the Compensation Committee at its meeting in December 2008. At that time, the Compensation Committee determined that the total value of the long-term incentive award would be the same as 2008, except for Mr. Hajdik (as a result of significant increase in his responsibilities and the scope of his duties). The committee also determined that the composition of each executive officer’s award would be equal to the same number of shares of restricted stock such officer received in January 2008 and that the remainder of the value of the award would be granted in a cash opportunity award. The value of the restricted stock grant was determined based on the closing price of our common stock on the last trading day of 2008. Then the cash opportunity award was determined by subtracting the value of such restricted stock from the aggregate incentive award determined by the Compensation Committee.
          Cash Incentive Awards
          In January 2009, each executive officer received a long-term cash opportunity award under our 2009 Cash Incentive Plan. We adopted such plan in January 2009 to provide certain long-term cash based incentive compensation to eligible employees. Under terms of the 2009 Cash Incentive Plan, the majority of the cash awards, which vest ratably over a five-year period of employment, are paid out in a fixed sum amount (20% each year). Our executive officers, including the named executive officers, are granted cash awards the amount of which to be paid out on any payment date will fluctuate based upon the Company’s stock performance. The share-based cash awards, as determined by the Compensation Committee, are paid out based on the performance of our stock price over the applicable award period compared to the base stock price determined by the Compensation Committee on the date of the grant. For the cash opportunity awards granted in 2009, the measurement period to determine an annual payment for the share based cash awards is the last 30 trading days of the applicable year. Payment amounts are based on the calculated ratio of the average closing stock price during the measurement period over the original base price determined by the Compensation Committee on the date of grant. The maximum amount payable under these share-based cash opportunity awards is twice the original targeted award and if the average closing price during the measurement period is less than 50% of the base price, no payout will be made at the applicable anniversary date. The long-term incentive cash awards granted in 2009 vest 20% per year for a five-year period beginning January 2, 2010 or upon such other events described in the award letters applicable to such awards. Payments under the 2009 Cash

Incentive Plan are made each year on the anniversary date of the award. The base price for the long-term incentive cash awards granted in 2009 is $7.24.
          Equity Incentive Awards
          In addition to total cash compensation and cash opportunity awards, each executive officer receives a long-term equity award under our 2005 Plan (with respect to 2009, in the form of restricted stock). Historically, this award is in an amount based on the value of the underlying award (when combined with the long-term incentive cash award) necessary to place the applicable officer in the 50th to 75th percentile for incentive compensation for companies in our peer group. In 2009, management recommended that the number of shares of restricted stock awarded to each executive officer be equal to the number of shares such officer received in 2008. The Compensation Committee approved this proposal.
          As a result of the changes to regulatory, tax and accounting treatment of certain types of long-term equity incentives, we currently believe that restricted stock awards are the most efficient way to reward executive officers and provide them with the chance to receive a proprietary interest in the Company, but we will periodically reevaluate that determination and may grant other types of equity-based incentive compensation in the future, including stock options. The Compensation Committee believes that equity-based incentive awards provide a proprietary interest for the executive officers in the Company and encourages such executive officer to continue in their employment with us. We believe that as a result of their proprietary interest in the Company, the economic interests of our executive officers are more closely aligned to those of our shareholders and, as a result, when combined with our long-term cash opportunity awards, provides proper incentives to avoid excessive risk. We also believe such grants are an important retention tool with respect to such employees, including our named executive officers. The restricted stock awards contain restrictions such that the executive officer must remain with us until the date of vesting. Restricted stock awards typically vest one-fifth annually after the original award date. Pursuant to the terms of the restricted stock award agreements, any unvested stock award is forfeited if the executive officer terminates employment with the Company.
          In determining each executive officer’s equity grant, the Compensation Committee reviews the peer group data provided by the compensation consultant, as discussed above, and the CEO’s recommendation regarding the equity grant and, through the exercise of its discretion, makes its determination at its December meeting. After reviewing all information it deemed to be relevant, including the compensation reported by peer group companies with respect to their executive officers, management proposals or recommendations, historical information regarding Helix’s equity incentive compensation and any other fact the Compensation Committee deemed relevant in its discretion, the equity awards for each of the named executive officers were set by the committee to be equal to the number of shares such officer received in 2008. In addition, historically, executive officers have received significant grants on or immediately after the start of their employment with the Company.
          Approximately 65.8% of the shares of restricted stock granted under the 2005 Plan have been granted to employees that are named executive officers or directors through December 31, 2009. During 2009, a total of 35 employees and seven non-employee directors received restricted stock awards equal to an aggregate of 0.61% of the outstanding shares of our common stock on March 19, 2010, including the named executive officers, who received 232,531 shares of restricted stock or 36.9% of the total restricted stock grants in fiscal year 2009 and the non-employee directors, who received 287,013 shares of restricted stock or 45.5% of the total restricted stock grants for fiscal year 2009. Set forth below is the long-term incentive awards for each of the named executive officers:

	Long Term Incentive Awards
	Shares of
	Restricted	Cash Opportunity
	Stock	Award
Owen Kratz	72,289	$2,476,628
Anthony Tripodo	31,325	1,073,207
Bart Heijermans	48,193	1,651,083
Robert Murphy	48,193	1,651,083
Alisa Johnson	22,892	784,262
          Perquisites
          We limit the perquisites that we make available to our named executive officers. Our named executive officers are entitled to no significant benefits that are not otherwise available to all of our employees. In this regard it should be noted that we do not provide pension arrangements, post-retirement health coverage, or similar benefits for our named executive officers.

          Benefits
          We offer a variety of health and welfare and retirement programs to all eligible employees. The executive officers generally are eligible for the same benefit programs on the same basis as the rest of our employees. Our health and welfare programs include medical, pharmacy, dental, vision, life insurance and accidental death and disability insurance. In addition, we offer a retirement program intended to supplement the employee’s personal savings and social security. The retirement program is our Helix Energy Solutions Group, Inc. Employees Retirement Savings Plan, which is a 401(k) plan. With respect to all employees who participate in our 401(k) plan, the Company currently matches 50% of the employees’ pre-tax contributions up to 5% of the employee’s salary (including bonus) subject to contribution limits. All of our named executive officers participated in our 401(k) plan and received matching funds in 2009. Our health and insurance plans are the same for all employees. In general, our employees pay approximately 30% of the health insurance premium due.
          Pension Benefits
          Although our named executive officers do not generally have pension or other retirement benefits, Mr. Murphy had benefits pursuant to a pension plan made available to certain officers of Remington Oil & Gas Corporation, which we acquired in July 2006 and subsequently terminated the plan. All benefits under that plan were accrued by a trust established by Remington and we have incurred no additional obligation related thereto. All benefits under the terminated pension plan were paid to Mr. Murphy during 2008 and he has no further rights under such terminated pension plan.
Components of the Compensation Committee Analysis
          Set forth below are some of the components that impact the compensation decisions made by the Compensation Committee. These factors or components are not intended to be exhaustive.
          Considerations Regarding Roles and Responsibilities
          The roles and responsibilities of each named executive officer are taken into account in two distinct ways when determining compensation. First, the roles and responsibilities are considered by the Compensation Committee, as well as by its independent compensation consultant, when determining the applicable comparable position for inclusion in the peer group and survey data compensation information, as applicable. Second, the Compensation Committee evaluates the responsibilities and the complexity of the applicable officer’s specific position to determine whether such officer should receive compensation, or a mix of compensation, that is different from the other named executive officers. The Compensation Committee has the authority to consider the respective roles and responsibilities of each named executive officer in any way it deems appropriate in its judgment. For example, it is possible that the Compensation Committee could exercise its discretion and decide that a certain officer should receive base salary equal to the 75th percentile of his or her respective peer group or survey data because the responsibilities of the position were more demanding than his or her peers within the peer group.
          Discretion of the Compensation Committee
          The Compensation Committee retains overall discretion with respect to all aspects of our compensation program for our executive officers, and in particular, has complete discretion with respect to executive officer bonuses. The committee may elect to consider any performance criteria (company, department and/or individual), the achievement of strategic objectives, a change in the stock price or financial position of the Company, and any other factor it deems appropriate. In addition, although it has not done so in several years, the Compensation Committee may grant additional discretionary bonuses as a result of our achievements during a particular year.
          General Information
          No element of an officer’s compensation is directly linked to any other element and the Compensation Committee does not have an exact formula for allocating between cash and non-cash compensation. The committee strives to design a compensation package that uses total cash compensation (salary plus annual cash bonus) to recognize each individual officer’s responsibilities, role in the organization, experience and contributions to the Company and uses long-term equity-based incentives to align employee and shareholder interests, as well as to attract, retain and motivate employees. All such compensation is compared against our peer group or survey reference data.

          The Compensation Committee believes that a significant portion of the executive officers’ compensation should be tied to performance. The Compensation Committee reviews financial and non-financial data related to the performance of the Company, the business segment or group, if applicable, and the individual in determining compensation.
          Generally speaking, the elements of our compensation program, as well as the percentage mix of the various elements, are in line with those of other companies in our industry, as is evidenced by data obtained from the compensation consultant engaged by the Compensation Committee, as described above. It is our belief that the compensation program as adopted by the Compensation Committee achieves our objectives of attracting and retaining key executive officers, motivating such officers to achieve our financial and strategic objectives and rewarding such officers for successfully performing the responsibilities of their respective positions.
          Tax Considerations
           The Compensation Committee and management consider the accounting and tax effects of various compensation elements when designing our annual compensation plans and making other compensation decisions. Although we design our plan and programs to be tax-efficient and to minimize compensation expense, these considerations are secondary to meeting the overall objectives of the executive compensation program.
          Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1,000,000 on the amount of compensation that may be deducted by us in any year with respect to the named executive officers unless the compensation is performance-based compensation as described in Section 162(m) and the related regulations. Although the Compensation Committee may take into account the potential application of Section 162(m) on its compensation decisions, including the grant of long-term incentive compensation awards, it may approve compensation that exceeds the above-referenced limit in order to ensure competitive levels of compensation for our executive officers. As a result, certain compensation paid to the named executive officers may not be deductible for tax purposes.
Compensation Processes
          As described above, annual executive compensation consists of a base salary, cash bonus, long-term cash opportunity awards and long-term equity incentive awards plus benefits. The Compensation Committee reviews each component of such compensation, other than benefits that are available to all employees, for the next fiscal year at its meeting in December of each year. The Compensation Committee typically grants restricted stock and cash opportunity awards to all of our executive officers and certain other eligible employees and determines executive officer base salaries and bonus targets at that meeting. At its first meeting of the following year, after the Compensation Committee has had an opportunity to evaluate performance results for the preceding year, the Compensation Committee approves the cash bonus for each of the executive officers payable with respect to the preceding year.
          The compensation consultant is retained by the Compensation Committee well in advance of the December meeting, and provides a report to the Compensation Committee regarding market compensation data for each executive officer in advance of such meeting. After reviewing the data in such report, the CEO evaluates each executive officer’s compensation based upon each executive officer’s current and historical compensation information; information provided by the compensation consultant regarding the compensation practices of similarly situated competitors; the responsibilities, difficulty and complexity of the position; and performance during the year and makes a recommendation to the Compensation Committee based on that evaluation. The Compensation Committee then, in its discretion, determines each element of the compensation of each of the executive officers.
          Senior members of our management team including the CEO provide recommendations regarding many aspects of our compensation program, including executive compensation. The Compensation Committee does not, however, delegate any of its functions or authority to management (other than the issuance of certain equity incentive compensation awards pursuant to the terms of the 2005 Plan to new hires or employees who are promoted).
          With respect to restricted stock grants to certain management employees, including grants to the named executive officers, our practice is to make the grants on the first business day of each calendar year, with the number of shares based on dividing the dollar value of each proposed grant by the closing price for our common stock on the last business day of the prior year. (For example, grants made in 2009 were made on January 2, 2009, and were based on the closing price of our stock on December 31, 2008.) In 2009 this process was adjusted to reflect the grant of cash opportunity awards under the 2009 Cash Incentive Plan in addition to equity grants under the 2005 Plan. In 2009, the Compensation Committee determined an aggregate long-term incentive compensation award amount and determined that the number of shares of restricted stock should be equal to the number received by the applicable executive officer in January 2008. The value of those shares was determined using the closing price for our common stock on the last business day of the prior year. Then the cash opportunity award was determined by subtracting the value of such restricted stock from the aggregate incentive award determined by the Compensation Committee.
          In addition, restricted stock may be awarded on certain other dates during the year including the start date of new employees (including any new executive officer), promotions of existing employees, and certain anniversary dates for non-employee directors. Under the 2005 Plan, our CEO has the power to grant options and restricted stock with respect to not more than 200,000 shares per fiscal year as an inducement to hire prospective employees or to employees who receive promotions during the year, in each case who will not be officers of the Company subject to the provisions of Section 16 of the Exchange Act. Grants to newly hired employees are effective on the employee’s first day of employment.
REPORT OF THE COMPENSATION COMMITTEE ON
FISCAL 2009 EXECUTIVE COMPENSATION
          The Compensation Committee of the Board of Directors (the “Committee”) is composed of Messrs. Lovoi (Chair), Ahalt, Transier and Watt. Each member of the Committee is a non-employee independent director. The Committee is responsible for establishing the compensation policies and administering the compensation programs for Helix’s executive officers, and administers the grant of stock-based awards under our 2005 Long Term Incentive Plan and the 2009 Cash Incentive Plan with respect to executive officers of the Company.
          The Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” provisions to be included in the Company’s 2010 Proxy Statement on Schedule 14A, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the “Proxy”) and incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2009. Based on that review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy to be delivered to shareholders.
COMPENSATION COMMITTEE:
      John V. Lovoi, Chair
     Gordon F. Ahalt
      William L. Transier
      James A. Watt
The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.
EXECUTIVE OFFICERS OF THE COMPANY
     The executive officers of Helix are as follows:

Name	Age	Position
Owen Kratz	55	President and Chief Executive Officer and Director
Bart H. Heijermans	43	Executive Vice President and Chief Operating Officer
Robert P. Murphy	50	Former Executive Vice President — Oil & Gas
Anthony Tripodo	57	Executive Vice President and Chief Financial Officer
Alisa B. Johnson	52	Executive Vice President, General Counsel and Corporate Secretary
Lloyd A. Hajdik	44	Senior Vice President — Finance and Chief Accounting Officer
Johnny Edwards	56	Executive Vice President — Oil & Gas
     Owen Kratz is President and Chief Executive Officer of Helix. He was named Executive Chairman in October 2006 and served in that capacity until February 2008 when he resumed his former position of President and Chief Executive Officer. He was appointed Chairman in May 1998 and served as the Company’s Chief Executive Officer from April 1997 until October 2006. Mr. Kratz served as President from 1993 until February 1999, and has served as a Director since 1990. He served as Chief Operating Officer from 1990 through 1997. Mr. Kratz joined Helix in 1984 and held various offshore positions, including saturation diving supervisor, and had management responsibility for client relations, marketing and estimating. From 1982 to 1983, Mr. Kratz was the owner of an independent marine construction company operating in the Bay of Campeche. Prior to 1982, he was a superintendent for Santa Fe and various international diving companies, and a diver in the North Sea. Mr. Kratz is also Chairman of the Board of Directors of Cal Dive International, Inc. Mr. Kratz has a Bachelor of Science degree from State University of New York.
     Bart H. Heijermans became Executive Vice President and Chief Operating Officer of Helix in September 2005. Prior to joining Helix, Mr. Heijermans worked as Senior Vice President Offshore and Gas Storage for Enterprise Products Partners, L.P. from 2004 to 2005 and previously from 1998 to 2004 was Vice President Commercial and Vice President Operations and Engineering for GulfTerra Energy Partners, L.P. Before his employment with GulfTerra, Mr. Heijermans held various positions with Royal Dutch Shell in the United States, the United Kingdom and the Netherlands. Mr. Heijermans received a Master of Science degree in Civil and Structural Engineering from the University of Delft, the Netherlands and is a graduate of the Harvard Business School Executive Program.
     Robert P. Murphy resigned as Executive Vice President — Oil & Gas of Helix effective March 7, 2010. Mr. Murphy was elected as Executive Vice President — Oil & Gas of Helix on February 28, 2007, and as President and Chief Operating Officer of Helix Oil & Gas, Inc., a wholly owned subsidiary, on November 29, 2006. Mr. Murphy joined Helix on July 1, 2006 when Helix acquired Remington Oil & Gas Corporation, where Mr. Murphy served as President, Chief Operating Officer and was on the Board of Directors. Prior to joining Remington, Mr. Murphy was Vice President — Exploration of Cairn Energy USA, Inc, of which Mr. Murphy also served on the Board of Directors. Mr. Murphy received a Bachelor of Science degree in Geology from The University of Texas at Austin, and has a Master of Science in Geosciences from the University of Texas at Dallas.
     Anthony Tripodo was elected as Executive Vice President and Chief Financial Officer on June 28, 2008. Mr. Tripodo oversees the finance, treasury, accounting, tax, information technology, administration and corporate planning functions. Mr. Tripodo was a director of Helix from February 2003 until June 2008. Prior to joining Helix, Mr. Tripodo was the Executive Vice President and Chief Financial Officer of Tesco Corporation. From 2003 through the end of 2006, he was a Managing Director of Arch Creek Advisors LLC, a Houston based investment banking firm. From 2002 to 2003, Mr. Tripodo was Executive Vice President of Veritas DGC, Inc., an international oilfield service company specializing in geophysical services. Prior to becoming Executive Vice President, he was President of Veritas DGC’s North and South American Group. From 1997 to 2001, he was Executive Vice President, Chief Financial Officer and Treasurer of Veritas. Previously, Mr. Tripodo served 16 years in various executive capacities with Baker Hughes, including serving as Chief Financial Officer of both the Baker Performance Chemicals and Baker Oil Tools divisions. Mr. Tripodo serves as a director of Geokinetics Inc. He graduated Summa Cum Laude with a Bachelor of Arts degree from St. Thomas University (Miami).
     Alisa B. Johnson joined the Company as Senior Vice President, General Counsel and Secretary of Helix in September 2006, and in November 2008 became Executive Vice President, General Counsel and Secretary of the Company. Ms. Johnson has been involved with the energy industry for over 19 years. Prior to joining Helix, Ms. Johnson worked for Dynegy Inc. for nine years, at which company she held various legal positions, including Senior Vice President and Group General Counsel — Generation. From 1990 to 1997, Ms. Johnson held various legal positions at Destec Entergy, Inc. Prior to that Ms. Johnson was in private law practice. Ms. Johnson received her Bachelor of Arts degree Cum Laude from Rice University and her law degree Magna Cum Laude from the University of Houston.
     Lloyd A. Hajdik joined the Company in December 2003 as Vice President — Corporate Controller. Mr. Hajdik became Chief Accounting Officer in February 2004 and in November 2008 he became Senior Vice President — Finance and Chief Accounting Officer. Prior to joining Helix, Mr. Hajdik served in a variety of accounting and finance-related roles of increasing responsibility with Houston-based companies, including NL Industries, Inc., Compaq Computer Corporation (now Hewlett Packard), Halliburton’s Baroid Drilling Fluids and Zonal Isolation product service lines, Cliffs Drilling Company and Shell Oil Company. Mr. Hajdik was with Ernst & Young LLP in the audit practice from 1989 to 1995. Mr. Hajdik graduated Cum Laude from Texas State University receiving a Bachelor of Business Administration degree. Mr. Hajdik is a Certified Public Accountant and a member of the Texas Society of CPAs as well as the American Institute of Certified Public Accountants.
     Johnny Edwards is Executive Vic President — Oil & Gas of Helix. He was named Executive Vice President — Oil & Gas in March 2010. Mr. Edwards joined the Company in its oil and gas subsidiary, Energy Resources Technology GOM, Inc. (ERT), in 1994. Mr. Edwards served as President of ERT since 2000. Prior to becoming President of ERT, Mr. Edwards held several positions with increasing responsibilities at ERT managing the engineering and acquisitions for the company. Mr. Edwards has been involved in the oil and gas industry for over 35 years. Prior to joining ERT, Mr. Edwards spent 19 years in a broad range of engineering, operations and management positions with ARCO Oil & Gas Co. Mr. Edwards has a Bachelor of Science degree in chemical engineering from Louisiana Tech University.

EXECUTIVE COMPENSATION
Summary Compensation Table
          The following table provides a summary of the cash and non-cash compensation for the years ended December 31, 2007, December 31, 2008 and December 31, 2009 for each of (i) the principal executive officer, the Chief Executive Officer and the Chief Financial Officer, and (ii) each of the three most highly compensated executive officers of the Company during 2009 other than the principal executive officer, the Chief Executive Officer or Chief Financial Officer. The table may not reflect the actual compensation received by named executive officers for those periods. For example, amounts recorded in the stock awards and non-equity incentive plan compensation columns reflect the fair market value of the awards at the award date. The actual value of compensation realized by the named executive officer will likely vary from any targeted equity award or cash opportunity award due to stock price fluctuations and/or forfeitures.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
			Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	Salary ($)	($)(1)(2)	($)(3)	($)(3)	($)(4)	($)(5)	($)
Owen Kratz, Chief Executive	2009	$700,000	$1,000,000	$523,372	-0-	$2,476,628	$6,125	$4,706,125
Officer and President	2008	$697,307	-0-	$2,999,994	-0-	$-0-	$5750	$3,703,051
	2007	$662,000	-0-	$2,809,999	-0-	$400,000	$5,625	$3,877,624
Anthony Tripodo, Executive Vice	2009	$365,000	$450,000	$226,793	-0-	$1,073,207	$6,125	$2,121,125
President and Chief Financial Officer	2008	$186,711	$375,000 (6)	$2,865,120 (7)	-0-	-0-	$5,750	$3,432,581
Bart Heijermans, Executive Vice	2009	$450,000	$450,000	$348,917	-0-	$1,651,083	$6,125	$2,906,125
President and Chief Operating Officer	2008	$448,269	$300,000	$2,000,010	-0-	-0-	$7,765	$2,756,044
	2007	$425,000	68,400	$1,226,002	-0-	$441,600	$11,189	$2,172,191
Robert Murphy, Executive Vice	2009	$450,000	$300,000	$348,917	-0-	$1,651,083	$6,125	$2,756,125
President — Oil & Gas (8)	2008	$448,269	$180,000	$2,000,010	-0-	-0-	$8,160	$2,636,439
	2007	$425,000	-0-	-0-	-0-	$680,000	$13,267	$1,118,267
Alisa B. Johnson, Executive Vice	2009	$325,000	$335,000	$165,738	-0-	$784,262	$6,125	$1,616,125
President and General Counsel	2008	$323,750	$285,000	$950,018	-0-	-0-	$7,062	$1,565,830
	2007	$278,000	-0-	$222,005	-0-	$188,800	$8,119	$696,924

(1)	The bonus reflected for 2009, 2008 and 2007 is based on that year’s performance but was actually paid in 2010, 2009 and 2008, respectively and the non-equity incentive plan compensation for 2007 is based on that year’s performance but was actually paid in 2008.

(2)	Prior to the SEC’s adoption in 2006 of amendments to the disclosure requirements for named executive officer compensation, we disclosed cash awards made pursuant to our incentive compensation plan in the Bonus column of the Summary Compensation Table pursuant to the disclosure requirements existing at the time such disclosures were made. In the 2008 proxy statement, pursuant to the amended disclosure requirements promulgated by the SEC in 2008 and 2007, the cash performance bonuses awarded pursuant to our incentive compensation plan are disclosed in the Non-Equity Incentive Plan Compensation column and the cash discretionary bonuses awarded by the Compensation Committee are disclosed in the Bonus column. All amounts awarded to executive officers for the 2009 and 2008 calendar years were at the discretion of the Compensation Committee and, as a result, all of the 2009 and 2008 bonuses are set forth in the Bonus column. The amounts disclosed in the Bonus column of this table represent discretionary bonuses. The amounts in both the Bonus column and, for 2007, the Non-Equity Incentive Plan Compensation column were paid in March of the year after the year reflected.

(3)	Prior to the SEC’s adoption in 2009 of amendments to the disclosure requirements for named executive officer compensation, the amounts shown in these columns represented the expense recognized in applicable year as calculated in accordance with the provisions of SFAS 123R, and as a result, included amounts from awards granted in, or prior to, the applicable year. Starting with this proxy statement amounts shown in these columns represent the grant date fair value of the restricted stock as calculated in accordance with the provisions of FASB Accounting Standard Codification Topic 718. No stock options were granted by the Company in the year ended December 31, 2009. The value ultimately realized by the named executive officer may or may not be equal to the FASB ASC Topic 718 determined value. See the “Grant of Plan-Based Awards” table below for details of the 2009, 2008 and 2007 stock awards and the related grant date fair market value.

(4)	In January 2009, each executive officer received a long-term cash opportunity award under our 2009 Cash Incentive Plan. We adopted such plan in January 2009 to provide certain long-term cash based incentive compensation to eligible employees. Our executive officers, including the named executive officers, are granted cash awards the amount of which to be paid out on any payment date will fluctuate based upon the Company’s stock performance compared to a base stock price determined by the Compensation Committee at the time of the award. The base price for cash awards in 2009 was $7.24. For 2007, the named executive officers were eligible for annual incentives, based on achievement of certain individual, group and corporate performance criteria under the Compensation Committee approved compensation plan. The actual bonus payments to the named executive officers consisted of bonuses based on individual performance objectives together with departmental and Company criteria based on the attainment of pre-established revenue and profit goals. The exact amount of the bonus paid to the named executive officers was determined by the Compensation Committee.

(5)	The amounts in this column consist of matching contributions by the Company through its 401(k) plan. The Company’s Retirement Plan is a 401(k) retirement savings plan under which the Company currently matches 50% of employees’ pre-tax contributions up to 5% of salary (including bonus), subject to contribution limits.

(6)	Mr. Tripodo received a bonus in the amount of $75,000 in connection with accepting his employment with us.

(7)	The amount set forth in this table reflects equity securities received by Mr. Tripodo as an executive officer and not equity securities received by Mr. Tripodo in his prior position as a member of the board.

(8)	Mr. Murphy resigned as an executive officer on March 7, 2010.
Salary and Bonus in Proportion to Total Compensation
          Under our compensation program, the value of the combined base salary and annual bonus for each of our named executive officers is approximately 27.2% to 40.5% of their total compensation. No element of an officer’s compensation is directly linked to any other element and the Compensation Committee does not have an exact formula for allocating between cash and non-cash compensation except that the Compensation Committee determines a total value of incentive compensation and the allocation between equity and cash component depends on the value of the restricted stock grant on the grant date. We strive to design a compensation package that uses total cash compensation (salary plus annual cash bonus) to recognize each individual officer’s responsibilities, role in the organization, experience and contributions to the Company and uses long-term equity-based incentives to align employee and shareholder interests, as well as to attract, retain and motivate employees. All such compensation is compared against our peer group or survey reference data, as applicable.
Grant of Plan-Based Awards For Fiscal Year 2008
          In 2005, we adopted the 2005 Plan which provides that we may grant up to 6,000,000 shares (as adjusted for the two-for-one stock split on December 10, 2005) of our common stock in the form of options, restricted stock or restricted stock units subject to the terms and conditions of the 2005 Plan. As of March 19, 2009, 3,140,750 shares of restricted stock had been granted pursuant to the 2005 Plan. Our restricted stock awards generally vest 20% per annum beginning on the first anniversary of the grant date, and each such share awarded is eligible to vote at each meeting of shareholders and to receive any dividend declared after the grant date.

          The following table sets forth certain information with respect to grants of plan-based awards under the 2005 Plan and the 2009 Cash Incentive Plan during the fiscal year ended December 31, 2009 to each of our named executive officers:

		Estimated Future Payouts Under Non-Equity			All Other Stock Awards:	Grant Date Fair
		Incentive Plan Awards(1)(2)			Number of Shares of	Value of Stock and
Name	Grant Date	Threshold(3)	Target or Opportunity	Maximum(4)	Stock (Restricted Stock)	Options Awarded
Owen Kratz,	January 2, 2009	$0	$2,476,628	$4,953,256	72,289	$523,372
Bart Heijermans	January 2, 2009	$0	$1,651,083	$3,302,166	48,193	$348,917
Robert Murphy	January 2, 2009	$0	$1,651,083	$3,302,166	48,193	$348,917
Anthony Tripodo	January 2, 2009	$0	$1,073,207	$2,146,414	31,325	$226,793
Alisa Johnson	January 2, 2009	$0	$784,262	$1,568,524	22,892	$165,738

(1)	Helix’s annual bonus plan does not provide for specific goals or objectives and therefore is not an incentive compensation plan. All amounts paid under the plan are based on the discretion of the Compensation Committee, as set forth in the summary compensation table and discussed in Compensation Discussion and Analysis. The bonus targets for 2009 and 2010 and the bonus amounts paid for 2009 are as follows:

	2009 Bonus		2010 Bonus_
	Target	Actual	Target
Owen Kratz	$1,400,000	$1,000,000	$1,400,000
Anthony Tripodo	450,000	450,000	600,000
Bart Heijermans	600,000	450,000	600,000
Robert Murphy	600,000	300,000	600,000
Alisa Johnson	375,000	335,000	375,000

(2)	In January 2009, each executive officer received a long-term cash opportunity award under our 2009 Cash Incentive Plan. We adopted such plan in January 2009 to provide certain long-term cash based incentive compensation to eligible employees. Our executive officers, including the named executive officers, are granted cash awards the amount of which to be paid out on any payment date will fluctuate based upon the Company’s stock performance compared to the base price determined by the Compensation Committee at the time of the award. The base price for cash awards in 2009 was $7.24. For the cash opportunity awards set forth in this table, the measurement period to determine an annual payment is the last 30 trading days of the applicable year. Payment amounts are based on the calculated ratio of the average closing stock price during the measurement period over $7.24.

(3)	In the event that the average closing price during the measurement period is less than $3.62, no payout will be made at the applicable anniversary date.

(4)	Payment amounts are based on the calculated ratio of the average closing stock price during the measurement period over $7.24. The maximum amount payable under these share-based cash opportunity awards is twice the amount set forth in this table and is achieved if the average closing price of our common stock during the measurement period is greater than or equal to $14.48.

          The following table sets forth certain information with respect to the restricted stock granted during or for the fiscal year ended December 31, 2009, 2008 and 2007 to each of our named executive officers listed in the Summary Compensation Table, respectively.

			All Other
			Stock Awards:
			Number of
			Shares of
			Stock or	Grant Date Fair
	Grant	Approval	Units	Market Value of
Name	Date	Date	(#)(1)	Stock Awards ($)(1)
Owen Kratz,	1/2/2009	12/9/2008	72,289	$523,372
President and Chief Executive Officer	1/2/2008	12/6/2007	72,289	$3,999,994
	1/2/2007	12/6/2006	89,576	$2,809,999
Anthony Tripodo	1/2/2009	12/9/2008	31,325	$226,793
Executive Vice President and Chief Financial Officer	6/25/2008	6/26/2008	70,500	$2,865,120
Bart Heijermans,	1/2/2009	12/9/2008	48,193	$348,917
Executive Vice President and	1/2/2008	12/6/2007	48,193	$2,000,010
Chief Operating Officer	1/2/2007	12/6/2006	39,082	$1,226,002
Robert Murphy,	1/2/2009	12/9/2008	48,193	$348,917
Executive Vice President — Oil & Gas (2)	1/2/2008	12/6/2007	48,193	$2,000,010
Alisa Johnson,	1/2/2009	12/9/2008	22,892	$165,738
Executive Vice President and General Counsel	1/2/2008	12/6/2007	22,892	$950,018
	1/2/2007	12/6/2006	7,077	$222,005

(1)	Awards granted to all named executive officers were in the form of restricted stock. The January 2, 2009, 2008 and 2007 grants are valued based on the quoted closing market price of $7.24 per share of our common stock on December 31, 2008, the quoted closing price of $41.50 per share of our common stock on December 31, 2007, and the quoted closing market price of $31.37 per share of our common stock on December 31, 2006, respectively, the last business day prior to the respective grants. Mr. Tripodo’s June 25, 2008 grant was based on the quoted closing market price of $40.64 per share of our common stock on June 24, 2008.

(2)	Mr. Murphy resigned as an executive officer effective March 7, 2010. Mr. Murphy was not an executive officer in 2006 and did not receive a grant of restricted stock or other equity incentive compensation in 2007.

Outstanding Equity Awards At December 31, 2009
     The following table includes certain information with respect to the value at December 31, 2009 of all unexercised options and all unvested restricted stock awards outstanding for each of the named executive officers. The number of options and unvested restricted stock awards held at December 31, 2008 includes options and restricted stock awards granted under the 1995 Plan and the 2005 Plan.

Option Awards					Stock Awards
							Market
					Number of		Value of
	Number of	Number of			Shares or		Shares or
	Securities	Securities			Units of		Units of
	Underlying	Underlying	Option		Stock That		Stock That
	Unexercised	Unexercised	Exercise	Option	Have Not		Have Not
	Options	Options	Price	Expiration	Vested		Vested
Name	(1)	(#)	($)	Date	(2)		($)(3)(4)
	Exercisable	Unexercisable
Owen Kratz,					11,904	(6)	$139,872
President and Chief	13,400 (5)	-0-	$12.18	2/25/2014	17,700	(7)	$207,975
Executive Officer					53,746	(8)	$631,515
					57,831	(9)	$679,514
					72,289	(10)	$849,396
Anthony Tripodo,	51,000	-0-	$8.57	2/17/2013	723	(11)	$8,495
Executive Vice					833	(12)	$9,788
President and Chief					600	(13)	$7,050
Financial Officer					56,400	(14)	$662,700
					31,325	(15)	$368,069
Bart Heijermans,	-0-	-0-	N/A	N/A	4,028	(16)	$47,329
Executive Vice					5,440	(17)	$63,920
President and Chief					23,449	(18)	$275,526
Operating Officer					38,554	(19)	$453,010
					48,193	(20)	$566,268
Robert Murphy,	-0-	-0-	N/A	N/A	39,644	(21)	$465,817
Executive Vice					38,554	(22)	$453,010
President — Oil &					48,193	(23)	$566,268
Gas
Alisa B. Johnson,	-0-	-0-	N/A	N/A	7,647	(24)	$89,852
Executive Vice President and					4,246	(25)	$49,890
General Counsel					18,314	(26)	$215,190
					22,892	(27)	$268,981

(1)	No options were granted by the Company in 2009.

(2)	Equity awards granted to all named executive officers in 2009, 2008 and 2007 were in the form of restricted stock.

(3)	The fair market value is calculated as the product of the closing price on the last business day of 2009, or $11.75 per share, and the number of unvested shares.

(4)	No dividends were paid in 2009, 2008 or 2007 with respect to any outstanding restricted stock awards.

(5)	Options were granted on February 25, 2004 and vest 20% per year for a five-year period beginning on February 25, 2005.

(6)	Restricted shares were granted on January 3, 2005 and vest 20% per year for a five-year period beginning on January 3, 2006.

(7)	Restricted shares were granted on January 3, 2006 and vest 20% per year for a five-year period beginning on January 3, 2007.

(8)	Restricted shares granted on January 2, 2007 and vest 20% per year for a five-year period beginning on January 2, 2008.

(9)	Restricted shares were granted on January 2, 2008 and vest 20% per year for a five-year period beginning on January 2, 2009.

(10)	Restricted shares granted on January 2, 2009 and vest 20% per year for a five-year period beginning on January 2, 2010.

(11)	Restricted shares granted on January 2, 2008 and vest on January 1, 2010. These restricted shares were granted in lieu of director’s fees.

(12)	Restricted shares granted on April 1, 2008 and vest on January 1, 2010. These restricted shares were granted in lieu of director’s fees.

(13)	Restricted shares granted on July 1, 2008 and vest on January 1, 2010. These restricted shares were granted in lieu of director’s fees.

(14)	Restricted shares granted on June 25, 2008 and vest 20% per year for a five-year period beginning on June 25, 2009.

(15)	Restricted shares granted on January 2, 2009 and vest 20% per year for a five-year period beginning on January 2, 2010.

(16)	Restricted shares granted on September 1, 2005 and vest 20% per year for a five-year period beginning on September 1, 2006.

(17)	Restricted shares granted on January 3, 2006 and vest 20% per year for a five-year period beginning on January 3, 2007.

(18)	Restricted shares granted on January 2, 2007 and vest 20% per year for a five-year period beginning on January 2, 2008.

(19)	Restricted shares granted on January 2, 2008 and vest 20% per year for a five-year period beginning on January 2, 2009.

(20)	Restricted shares granted on January 2, 2009 and vest 20% per year for a five-year period beginning on January 2, 2010.

(21)	Restricted shares granted on July 1, 2006 and vested 60% on July 1, 2009 and 20% per year for a two-year period beginning July 1, 2010.

(22)	Restricted shares granted on January 2, 2008 and vest 20% per year for a five-year period beginning on January 2, 2009.

(23)	Restricted shares granted on January 2, 2009 and vest 20% per year for a five-year period beginning on January 2, 2010.

(24)	Restricted shares granted on September 18, 2006 and vest 20% per year for a five-year period beginning on September 18, 2007.

(25)	Restricted shares granted on January 2, 2007 and vest 20% per year for a five-year period beginning on January 2, 2008.

(26)	Restricted shares granted on January 2, 2008 and vest 20% per year for a five-year period beginning on January 2, 2009.

(27)	Restricted shares granted on January 2, 2009 and vest 20% per year for a five-year period beginning on January 2, 2010.

Option Exercises and Stock Vested for Fiscal Year 2009
     The following table includes certain information with respect to the options exercised by the named executive officers and with respect to restricted stock vesting for such executive officers during the year ended December 31, 2009.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Owen Kratz, President and Chief Executive Officer	-0-	-0-	53,127	$658,775
Anthony Tripodo, Executive Vice President and Chief Financial Officer	-0-		14,100	$142,410
Bart Heijermans, Executive Vice President and Chief			4,028	$45,516
Operating Officer	-0-	-0-	20,175	$250,170
Robert Murphy, Executive Vice President — Oil &			59,466	$652,432
Gas	-0-	-0-	9,639	$119,524
Alisa B. Johnson, Executive Vice President and			3,823	$58,989
General Counsel	-0-	-0-	5,993	$74,313

All Other Compensation
     The following table includes certain information with respect to the other compensation received by the named executive officers during the years ended December 31, 2009, 2008 and 2007, respectively.

		Company
		Contributions	Severance
		to Retirement and	Payments /
		401(k) Plans	Accruals
Name	Year	($)(1)	($)(2)	Total ($)
Owen Kratz, President	2009	$6,125	-0-	$6,125
and Chief Executive Officer	2008	$5,750	-0-	$5,750
	2007	$5,625	-0-	$5,625
Anthony Tripodo,	2009	$6,125	-0-	$6,125
Executive Vice President	2008	$5,750	-0-	$5,750
and Chief Financial Officer
Bart Heijermans,	2009	$6,125	-0-	$6,125
Executive Vice President	2008	$7,765	-0-	$7,765
and Chief Operating	2007	$11,189	-0-	$11,189
Officer	2006	$12,038	-0-	$12,038
Robert Murphy,	2009	$6,125	-0-	$6,125
Executive Vice	2008	$8,160	-0-	$8,160
President —	2007	$13,267	-0-	$13,267
Oil & Gas
Alisa B. Johnson,	2009	$6,125	-0-	$6,125
Executive Vice President	2008	$7,062	-0-	$7,062
and General Counsel	2007	$8,119	-0-	$8,119

(1)	The amounts in this column consist of matching contributions by the Company through its 401(k) plan. The Company’s Retirement Plan is a 401(k) retirement savings plan under which the Company currently matches 50% of employees’ pre-tax contributions up to 5% of salary (including bonus), subject to contribution limits which is equal to $6,125 for each of the named executive officers in 2009.
Employment Agreements and Change of Control Provisions
     In November 2008, all of our executive officers other than Mr. Murphy and Mr. Edwards, who is discussed below, signed amended and restated employment agreements. The new agreements were intended to comply with Section 409A of the Internal Revenue Code of 1986 (Section 409A), as amended, and to clarify certain provisions contained in the prior employment agreements. Our employment agreements are a component of our overall employment arrangement and as such have the same primary objectives as our compensation program — to attract and retain executive officers. Payments to be made to any executive officer under their employment agreement as a result of retirement, death, disability, termination for cause, involuntary termination without cause or upon a change in control are based on such executive officer’s employment agreement. We have historically entered into employment agreements with executive officers contemporaneously with either the executive officer’s initial hiring by us or his or her promotion. The form of employment agreement contains provisions for the payments described above in order to provide a compensation package that will attract and retain the applicable executive officer. In order to provide consistency among the executive officers, we generally continue to use the same form for multiple years. In order to comply with the requirements of Section 409A, we adopted a new form of employment agreement in 2008. The form was reviewed by our management, and by the Compensation Committee’s compensation consultant to determine whether the provisions contained therein were consistent with the employment agreements of our peer group and the survey data. Although we believe that each company in our peer group understandably has different employment contracts from ours, including with respect to specific severance payment provisions, we believe key employment contract provisions covering our executive officers remain in line with market practice and provide terms designed to attract and retain such executive officers. The form of employment agreement was then reviewed and approved by the Compensation Committee both for use as a form, and also with respect to the specific terms applicable to each of the executive officers.

     All of our named executive officers have entered into employment agreements with the Company effective November 17, 2008, other than Mr. Murphy who has a letter agreement which was amended to comply with Section 409A. Mr. Kratz executed the new employment agreement effective November 17, 2008. Pursuant to the employment agreement, Mr. Kratz is entitled to receive a base annual salary, participate in the annual incentive compensation plan (cash bonus), participate in the long term incentive plan and participate in all profit sharing, incentive, bonus and other employee benefit plans made available to the Company’s executive officers. Each of Messrs. Heijerman’s, Murphy’s, Hajdik’s and Tripodo’s and Ms. Johnson’s employment agreements has similar terms involving salary, bonus and benefits (with amounts that vary due to their responsibilities). Mr. Murphy’s letter agreement was entered into in December 2006 and Mr. Murphy did not enter into a revised agreement since becoming an executive officer. Mr. Murphy’s letter agreement was terminated effective March 15, 2010.
     The following information and table labeled “Estimated Payments Upon Termination or Change of Control” set forth the amount of payments to each of the named executive officers under certain circumstances and describe certain other provisions of their employment agreements. The following assumptions and general principles apply with respect to the following information and table:
•	The amounts shown with respect to any termination assume that the named executive officer was terminated on December 31, 2009. Accordingly, the table reflects amounts payable, some of which are estimates based on available information, to the named executive officer upon the occurrence of a termination after a change in control or with respect to Mr. Murphy, after a change of control and material change in senior management.

•	Each of the named executive officers is entitled to receive amounts earned prior to his or her termination regardless of the manner in which the named executive officer is terminated. In addition, he or she would be entitled to receive any amounts accrued and vested under our retirement and savings programs. These amounts are not shown in the table or otherwise discussed.
     Mr. Edwards became an executive officer in March, 2010. Mr. Edwards does not have an employment agreement with the Company.
Non-Compete Provision
     Each executive officer’s employment agreement, other than Mr. Murphy’s, provides, among other things, that during the term of the executive officer’s employment and for a period of one year after the termination of the executive officer’s employment with us for any reason, the executive officer shall not engage in a business which engages in the business of providing offshore energy construction services in the Gulf of Mexico or the oil and gas exploration and production business in the Gulf of Mexico or other fields in which the Company owns an interest. Each executive officer also agrees not to solicit any customers with whom he or she has had contact or any employees for a period of one year after the termination of such executive officer’s employment with us for any reason.
Termination for Cause or as a Result of Death, Disability or Retirement
     Pursuant to the employment agreements between us and our named executive officers, if an executive officer is terminated by us for cause or the named executive officer resigns without “Good Reason”, as defined in the employment agreement, then such officer shall have no further rights under such agreement except to receive base salary for periods prior to the termination and unpaid cash bonus for the prior year. In the event of the death, disability or retirement of such executive officer, we are obligated to pay to the executive officer’s estate, or other designated party, the executive officer’s salary through the date of such termination plus any unpaid cash bonus for the previous year. The cash bonus for the year of such termination shall be paid in an amount equal to prorated portion of the bonus for the period prior to the date of termination. Any prorated bonus will be paid on the same date as the bonus is paid to the other participants (but no later than March 15 of the following year). In the event a named executive officer becomes disabled, such executive officer shall remain eligible to receive the compensation and benefits set forth in the employment agreement until his or her termination (a period of at least 6 months and up to 12 months).
Termination by Employee
     In the event a named executive officer, other than Mr. Murphy, terminates his or her employment without “Good Reason”, upon 30 days written notice, the executive officer shall remain our employee for 30 days and shall remain subject to, and receive the benefit of the employment agreement during that time. In the event the named executive officer, other than Mr. Murphy, terminates his or her employment with “Good Reason”, then the executive officer shall be entitled to receive an amount equal to the factor set forth below times such officer’s base salary for the year in which the termination occurs. With respect to each named executive officer other than Mr. Murphy and Mr. Tripodo, all equity based incentive awards that would have vested in accordance with their terms within 12 months of the termination shall automatically vest. Mr. Tripodo is not entitled to any additional vesting of his equity based incentive awards other than the number of shares necessary for him to receive an aggregate minimum of 20,000 shares from his initial restricted stock award of 70,500 as an employee (on June 25, 2008) if such amount has not vested prior to such termination. The executive is also entitled to receive any unpaid cash bonus for the preceding year paid no later than March 15 of the year of termination and the full amount of his or her target bonus for the year of the termination to be paid at the same time bonuses are paid to the other participants, but no later than March 15 of the following year. The salary multiple for each named executive officer is set forth below:

Owen Kratz	-	2 times
Bart Heijermans	-	1 times
Robert Murphy	-	N/A
Anthony Tripodo	-	2 times
Alisa B. Johnson	-	1 times
Mr. Murphy has no further rights under his employment letter.
Involuntary Termination by the Company
     In the event we terminate the named executive officer’s, other than Mr. Murphy’s, employment for any other reason (other than for cause or upon the death, disability or retirement of the named executive officer), then the named executive officer shall be entitled to receive an amount equal to the factor set forth below times such officer’s base salary for the year in which the termination occurs. With respect to each named executive officer other than Mr. Murphy and Mr. Tripodo, all equity based incentive awards that would have vested in accordance with its terms within 12 months of the termination shall automatically vest. Mr. Tripodo is not entitled to any additional vesting of his equity based incentive awards, other than the number of shares necessary for him to receive an aggregate minimum of 20,000 shares from his initial restricted stock award of 70,500 as an employee if such amount has not vested prior to such termination. The executive is also entitled to receive any unpaid cash bonus for the preceding year paid no later than March 15 of the year of termination and the full amount of his or her target bonus for the year of the termination to be paid at the same time bonuses are paid to the other participants, but no later than March 15 of the following year. The multiple for each executive officer is set forth below:

Owen Kratz	-	2 times
Bart Heijermans	-	1 times
Robert Murphy	-	N/A
Anthony Tripodo	-	2 times
Alisa B. Johnson	-	1 times
     In the event we terminated Mr. Murphy’s employment for any reason (other than for cause or upon the death, disability or retirement of Mr. Murphy), then Mr. Murphy’s employment arrangement and Mr. Murphy’s rights thereunder would terminate twelve months after we deliver written notice of such termination. As a result, Mr. Murphy would have been entitled to annual base salary plus cash bonus for the twelve months following receipt of such written notice. In addition, during such twelve month period, the restricted stock awards held by Mr. Murphy would have continued to vest in accordance with their terms.
     In addition, in the event of the termination of any named executive officer for any reason, including involuntary termination, the Compensation Committee has the discretion to determine the amount and timing of any severance payments and benefits that will be offered to the named executive officer, subject to the terms of any employment agreements. The Compensation Committee would consider a number of factors in making a determination regarding the payment of severance or benefits. The determination has historically been based in part on the executive officer’s rights under his employment agreement as well as any other factors the Compensation Committee deems to be relevant. Moreover, such determination would depend on a variety of circumstances and factors that cannot be anticipated.
Change of Control Provision
     With respect to each named executive officer except Mr. Tripodo and Mr. Murphy, pursuant to the terms of their employment agreement, if the named executive officer terminates his or her employment for “Good Reason” or is terminated without “Cause” within a two-year period following a “Change of Control”, in addition to amounts due and payable at the time of such termination, the executive officer is entitle to receive (i) a lump sum payment in an amount equal to the multiple set forth below times such executive’s aggregate annual cash compensation defined as their current salary plus cash bonus target; (ii) all options and restricted stock held by such officer under the 2005 Plan and its predecessor, our 1995 Plan, would immediately vest, and (iii) a lump sum payment equal to the cost of continuation of health coverage under COBRA for eighteen months. The agreements provide that if any payment to the named executive officer will be subject to any excise tax under Internal Revenue Code Section 4999, a “gross-up” payment would be made to place the officer in the same net after-tax position as would have been the case if no excise tax had been payable. Mr. Tripodo would receive the same benefits upon a “Change of Control” whether or not his employment is terminated.

Owen Kratz	-	2.99 times
Bart Heijermans	-	2 times
Robert Murphy	-	N/A
Anthony Tripodo	-	2 times
Alisa B. Johnson	-	2 times
          For purposes of the employment agreements, “Change of Control is defined as one person or group acquires stock that gives such person or group control of more than 50% of the value or voting power of the Company, during any 12-month period any person or group obtains 45 percent of the voting power of the Company or a majority of the Board is replaced by persons not endorsed by a majority of the existing Board, or a change in ownership of a substantial portion of the assets of the Company; “Cause” means embezzlement or theft, breach of a material provision of the employment agreement, any act constituting a felony or otherwise involving theft, fraud, gross dishonesty or moral turpitude, negligence or willful misconduct, any breach of the executive officer’s fiduciary obligations, a material violation of our policies or procedures or any chemical dependence which adversely affects the performance of the executive officer; and “Good Reason” means the material diminution of the executive officer’s base salary, material diminution of his or her authority, duties or responsibilities, a material change in the executive officer’s reporting relationship, material change in the geographic location at which the executive officer must perform his or her duties, or any action that would constitute a material breach of the employment agreement by the Company.
          Separation and Release Agreement with Mr. Murphy
          Effective March 7, 2010, Robert Murphy resigned as our Executive Vice President - Oil & Gas. In connection with Mr. Murphy’s resignation and consistent with the terms of his employment arrangement, the Company entered into a Separation and Release Agreement dated March 8, 2010. Mr. Murphy’s existing employment arrangement and all rights and obligations there under terminated effective March 16, 2010.
          The following is a brief summary of the material terms of the Separation Agreement:
•	A $300,000 payment to Mr. Murphy on March 15, 2010.

•	A $1,309,911 payment to Mr. Murphy on March 16, 2010.

•	A $225,000 payment to Mr. Murphy on September 15, 2010;

•	A $225,000 payment to Mr. Murphy paid in six equal monthly installments beginning October 15, 2010.

•	Payment of his medical, dental and vision benefits for one year from the termination of his employment.

•	A payment to Mr. Murphy for accrued but unused vacation.

•	69,023 shares of previously issued but unvested restricted stock awarded to Mr. Murphy shall vest on March 16, 2010.

•	A general release of claims by Mr. Murphy.

Potential Payments upon Certain Events Including Termination after a Change of Control
     If a Change of Control had occurred within three months of the end of 2009, and, in addition with respect to Mr. Murphy if there had been a Material Change in Senior Management, as defined in his letter agreement and related offer letter, or their employment had been terminated on December 31, 2009, the named executive officers would have been eligible to receive the payments set forth below.

	O. Kratz	A. Tripodo	B. Heijermans	R. Murphy	A. Johnson
Normal and early retirement
2009 annual cash incentive compensation	$1,400,000	$450,000	$600,000	$600,000	$375,000

Total	$1,400,000	$450,000	$600,000	$600,000	$375,000

Death
2009 annual cash incentive compensation	$1,400,000	$450,000	$600,000	$600,000	$375,000
Total	$1,400,000	$450,000	$600,000	$600,000	$375,000

Disability (1)
2009 annual cash incentive compensation	$1,400,000	$450,000	$600,000	$600,000	$375,000

Total	$1,400,000	$450,000	$600,000	$600,000	$375,000

Termination for cause or resignation without good reason
Amount received	$-0-	$-0-	$-0-	$-0-	$-0-

Total	$-0-	$-0-	$-0-	$-0-	$-0-

Involuntary termination without cause
2009 annual cash incentive compensation	$1,400,000	$450,000	$600,000	$600,000	$375,000
Multiple of base salary	1,400,000	730,000	450,000	450,000	325,000
Acceleration vesting of restricted stock(2)	794,124	69,325	397,644	-0-	169,130

Total	$3,194,124	$1,249,325	$1,447,644	$1,050,000	$869,130

Termination by Executive for Good Reason
2009 annual cash incentive compensation	$1,000,000	$450,000	$600,000	$-0-	$375,000
Multiple of base salary	1,400,000	730,000	450,000	-0-	325,000
Acceleration vesting of restricted stock(2)	794,124	69,325	397,644	-0-	169,130

Total	$3,594,124	$1,249,325	$1,447,644	$-0-	$869,130

Change in control
Accelerated Helix restricted stock(2)	2,508,272	1,056,102	1,406,053	1,485,095	623,913

Total	$2,508,272	$1,056,102	$1,406,053	$1,485,095	$623,913

Change in control with involuntary termination without cause or by executive for good reason
Cash severance payment	$6,279,000	$1,630,000	$2,100,000	$1,260,000	$1,400,000
Accelerated Helix restricted stock(2)	2,508,272	1,056,102	1,406,053	1,485,095	623,913
COBRA Coverage	24,266	20,331	27,751	26,638	24,266
Excise tax gross up	-0-	487,634	-0-	-0-	315,550

Total	$8,811,538	$3,194,067	$3,533,804	$2,771,733	$2,363,729

(1)	Named executive officers would continue to earn their base salary plus receive benefits for six months after becoming disabled prior to being terminated. Assuming notice of termination occurs on December 31, 2009, the named executive officer would have already received his base salary for such period.

(2)	Based upon the closing price of our stock on December 31, 2009 or equal to $11.75 per share.

PROPOSAL 2:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Ernst & Young LLP has served as our independent registered public accounting firm providing auditing and financial services in 2009 and has acted as such since their engagement in fiscal year 2002, and will continue to provide such services during fiscal year 2010. Our Audit Committee has the authority to retain, oversee, evaluate and terminate the independent registered public accounting firm. Pursuant to such authority, the Audit Committee has appointed Ernst & Young LLP, an independent registered public accounting firm, as auditors to examine the financial statements of the Company for the fiscal year ending December 31, 2010, and to perform other appropriate accounting services.
     Although our By-laws do not require that shareholders ratify the appointment of Ernst & Young LLP as the outside auditors, the board has determined to submit the selection for ratification by the shareholders. If the shareholders do not ratify the appointment of Ernst & Young LLP, the adverse vote will be considered as a direction to the Audit Committee to select other auditors for the next fiscal year. However, because of the difficulty and expense of making any substitution of auditors after the beginning of the current fiscal year, it is contemplated that the appointment for the fiscal year ending December 31, 2010, will be permitted to stand unless the Audit Committee finds other reasons for making a change. It is understood that even if the selection of Ernst & Young LLP is ratified, the Audit Committee, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the audit committee feels that such a change would be in the best interests of the Company and the shareholders.
     We expect that representatives of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.
     Fees for professional services (in thousands) provided by our independent registered public accounting firm in each of the last two fiscal years in each of the following categories were:

	2009	2008
Audit Fees(1) (2)	$2,555	$3,859
Audit-Related Fees(3)	25	3
Tax Fees(4)	22	36
All Other Fees (5)	-	104

Total	$2,602	$4,002

(1)	Fees related to the audit of the Company’s consolidated financial statements, audit of internal controls over financial reporting, and the review of the Company’s interim financial statements included in its quarterly reports on Form 10-Q.

(2)	The Audit Fees include approximately $0.3 million in 2009 and $1.5 million in 2008 related to the audit and reviews of Cal Dive. Amount in 2009 reflects only audit services fees incurred through June 10, 2009, at which time Cal Dive was deconsolidated from us.

(3)	Audit-related fees included consultations concerning financial accounting and reporting matters not required by statute or regulation.

(4)	Fees primarily related to statutory tax returns in the United Kingdom, Singapore, Australia, Egypt, India and tax planning.

(5)	All other fees reflect costs of integration advisory services rendered in connection with Cal Dive’s acquisition of Horizon.
     The Audit Committee considers whether the provision of the foregoing services is compatible with maintaining the auditor’s independence and has concluded that the foregoing non-audit services and non-audit-related services did not adversely affect the independence of Ernst & Young LLP.
Board of Directors Recommendation
     The board recommends that you vote “FOR” each of the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm set forth in this Proposal 2.
Vote Required
     The ratification of Ernst & Young LLP requires the affirmative vote of holders of a majority of the shares of common stock present or represented and voting at the Annual Meeting.

OTHER INFORMATION
Expenses of Solicitation
     We will bear the costs of soliciting proxies, including the reimbursement to record holders of their expenses in forwarding proxy materials to beneficial owners. Our directors, officers and regular employees, without extra compensation, may solicit proxies personally or by mail, telephone, fax, telex, telegraph or special letter.
Proposals and Director Nominations for 2011 Shareholders Meeting
     In order for a shareholder proposal (other than for the nomination of directors) to be considered for inclusion in our proxy statement for the 2011 annual meeting, the written proposal must be received by the Corporate Secretary at our offices no later than December 1, 2010. The proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials. The persons designated in the proxy card will be granted discretionary authority with respect to any shareholder proposal not submitted to us timely.
     With respect to shareholder nominations of directors, a shareholder may propose director candidates for consideration by the board’s Corporate Governance and Nominating Committee. Any such recommendations should include the nominee’s name and qualifications for board membership and should be directed to the Corporate Secretary at the address of our principal executive offices set forth below. In addition, our By-laws permit shareholders to propose business to be considered and to nominate directors for election by the shareholders. To propose business to be considered or to nominate a director, the shareholder must deliver a notice to the Corporate Secretary setting forth the business or the name of the nominee and all information required to be disclosed in solicitations of proxies or otherwise required pursuant to Regulation 14A under the Exchange Act together with such person’s written consent to serve as a director if elected. The shareholder providing such proposal or nomination must provide his or her name and address and the class and number of voting securities held by such shareholder. Such shareholder must be a shareholder of record on the day the nomination notice is delivered to us and be eligible to vote for the election of directors at the Annual Meeting of shareholders. In addition, the shareholder must give timely notice to our Corporate Secretary no later than February 11, 2010. A copy of the By-laws is available from the Corporate Secretary.
     All submissions to, or requests from, the Corporate Secretary should be made to our principal executive offices at 400 North Sam Houston Parkway East, Suite 400, Houston, Texas 77060.
Other
     Some broker, bank and other nominee record holders may be participating in the practice of “householding.” This means that only one copy of our annual report and proxy statement will be sent to shareholders who share the same last name and address. Householding is designed to reduce duplicate mailings and save significant printing and postage costs. If you receive a household mailing this year and would like to receive additional copies of our annual report or proxy statement, please submit your request in writing to the address set forth below.
     Our 2009 Annual Report on Form 10-K, including financial statements, is available to shareholders of record as of March 19, 2010, together with this proxy statement.

     WE WILL FURNISH TO SHAREHOLDERS WITHOUT CHARGE A COPY OF OUR ANNUAL REPORT (INCLUDING THE ANNUAL REPORT ON FORM 10-K) FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, UPON RECEIPT OF WRITTEN REQUEST ADDRESSED TO: CORPORATE SECRETARY, HELIX ENERGY SOLUTIONS GROUP, INC., 400 NORTH SAM HOUSTON PARKWAY EAST, SUITE 400, HOUSTON, TEXAS 77060 OR BY CALLING 1 (888) 345-2347 AND ASKING FOR THE CORPORATE SECRETARY.
     The Board of Directors knows of no other matters to be presented at the Annual Meeting. If any other business properly comes before the Annual Meeting or any adjournment thereof, the proxies will vote on that business in accordance with their best judgment.

By Order of the Board of Directors

/s/ Alisa B. Johnson
Alisa B. Johnson
Corporate Secretary
Helix Energy Solutions Group, Inc.

400 North Sam Houston Parkway East, Suite 400
Houston, Texas 77060-3500
Phone (281) 618-0400

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS
MAY 12, 2010
AND PROXY STATEMENT
400 North Sam Houston Parkway East
Houston, Texas 77060

HELIX ENERGY SOLUTIONS GROUP, INC. ANNUAL MEETING OF SHAREHOLDERS MAY 12, 2010 Crowne Plaza Hotel Houston North Greenspoint 425 North Sam Houston Parkway East Houston, TX 77060 Helix Energy Solutions Group, Inc. 400 North Sam Houston Parkway East, Suite 400 Houston, TX 77060 PROXY This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting on May 12, 2010. The undersigned, having duly received the Notice of Annual Meeting of Shareholders and the Proxy Statement, dated April 1, 2010, hereby appoints Anthony Tripodo and Alisa B. Johnson as Proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all common shares of Helix Energy Solutions Group, Inc. held of record by the undersigned on March 19, 2010 at the 2010 Annual Meeting of Stockholders to be held on May 12, 2010 at 10:00 a.m. at the Crowne Plaza Hotel Houston North Greenspoint 425 North Sam Houston Parkway East, Houston, TX 77060, and any adjournments thereof. (Please see reverse side for voting instructions.)

ADDRESS BLOCK Company # Vote by Internet, Telephone or Mail 24 hours a day, 7 days a week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET – www.eproxy.com/hlx. Use the Internet to vote your proxy until 12:00 noon (Central Daylight Time) on May 11, 2010. PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 noon (Central Daylight Time) on May 11, 2010. Mail – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS, SIMPLY SIGN, DATE AND RETURN THIS PROXY CARD. Please detach here The Board of Directors Recommends a Vote FOR Proposals 1 and 2 1. To elect three “Class I” directors of the Company with terms expiring in 2013: 01. Owen Kratz 02. Bernard J. Duroc-Danner 03. John V. Lovoi You may vote on the proposal by marking one ☐ FOR all “Class I” nominees ☐ WITHHOLD AUTHORITY of the boxes provided to the right: (except as indicated below) from ALL nominees (INSTRUCTION: To WITHHOLD AUTHORITY to vote for any individual nominee, write that person’s name in the box provided to the right.) 2. Ratification of the selection of Ernst & Young LLP For Against Abstain as independent registered public accounting firm for the ☐ ☐ ☐ fiscal year 2010. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE PROXY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE CLASS I DIRECTORS INDICATED IN PROPOSAL 1 AND FOR PROPOSAL 2, AND IN THE PROXY HOLDER’S DISCRETION ON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF. ABSTENTIONS WILL BE COUNTED TOWARD THE EXISTENCE OF A QUORUM. Dated: Signature(s) in Box Please sign exactly as the name appears on this proxy. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.